SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: August 2, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana

      Commission File Number                           IRS Employer Id. Number
            No. 1-9250                                      No. 35-1468632

                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100

                         CONSECO, INC. AND SUBSIDIARIES





                                                       INDEX

                                                                                                       Page

Item 2.   Acquisition or Disposition of Assets.........................................................   3

Item 7.   Financial Statements and Exhibits
          (a)  Life Partners Group, Inc. and Subsidiaries Unaudited
               Consolidated Financial Statements as of June 30, 1996,
               and for the six months ended June 30, 1996 and 1995
                  Consolidated Balance Sheet...........................................................   5
                  Consolidated Statement of Operations.................................................   7
                  Consolidated Statement of Stockholders' Equity.......................................   8
                  Consolidated Statement of Cash Flows.................................................   9
                  Notes to Consolidated Financial Statements...........................................   10

               Life Partners Group, Inc. and Subsidiaries Audited
               Consolidated Financial Statements as of December 31,
               1995 and 1994, and for each of the three years ended
               December 31, 1995
                  Report of Independent Accountants....................................................   18
                  Consolidated Balance Sheet...........................................................   19
                  Consolidated Statement of Operations.................................................   20
                  Consolidated Statement of Stockholders' Equity.......................................   21
                  Consolidated Statement of Cash Flows.................................................   23
                  Notes to Consolidated Financial Statements...........................................   24

          (b)  Pro Forma Consolidated Financial Information of Conseco, Inc. and Subsidiaries..........   55
                  Pro forma Consolidated Statement of Operations for the year ended
                     December 31, 1995.................................................................   56
                  Pro forma Consolidated Statement of Operations for the six months
                     ended June 30, 1996...............................................................   57
                  Pro Forma Consolidated Balance Sheet as of June 30, 1996.............................   58
                  Notes to Pro Forma Consolidated Financial Statements.................................   60

          (c)  Exhibits

                  2.5    Agreement and Plan of Merger dated as of March 11, 1996




                         CONSECO, INC. AND SUBSIDIARIES


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

       On August 2, 1996, Conseco, Inc. ("Conseco") completed its merger with Life Partners Group, Inc. ("LPG"), in a transaction pursuant to which LPG became a wholly owned subsidiary of Conseco (the "Merger"). The Merger was consummated pursuant to an Agreement and Plan of Merger dated March 11, 1996. In the Merger, each of the issued and outstanding shares of LPG common stock was converted into
 .5833 of a share of Conseco's common stock. A total of 16.3 million shares of the Conseco common stock (or equivalent shares) with a value of $588.4 million were issued.

       The acquisition of LPG will be accounted for under the purchase method of accounting in the third quarter of 1996. Under this method, the cost to acquire LPG will be allocated to the assets and liabilities acquired based on fair values as of the date of the Merger, with the excess of the total purchase cost over the fair value of the assets acquired less the fair values of the liabilities assumed recorded as goodwill.

                         CONSECO, INC. AND SUBSIDIARIES



ITEM 7(a).     Financial Statements and Exhibits

               (a)  Life  Partners  Group,   Inc.  and  Subsidiaries   Unaudited
                    Consolidated Financial Statements as of June 30, 1996, and for the six months ended June 30, 1996 and 1995.

                            LIFE PARTNERS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                     ASSETS


                                                                                                         June 30,      December 31,
                                                                                                           1996            1995
                                                                                                           ----            ----
                                                                                                        (unaudited)      (audited)
Investments:
   Fixed maturities:
     Held-to-maturity, at amortized cost...........................................................     $  661,193     $  678,826
     Available-for-sale, at fair value.............................................................      2,731,180      2,672,365
   Equity securities, at fair value................................................................         23,818         23,721
   Mortgage loans on real estate, at amortized cost................................................        103,222        110,214
   Investment in real estate, at cost, net of accumulated depreciation.............................          4,564          4,921
   Policy loans....................................................................................        227,439        226,212
   Collateral loans................................................................................          4,686          4,373
   Cash and short-term investments.................................................................         79,121        197,684
   Other invested assets...........................................................................         68,945         59,593
                                                                                                        ----------     ----------

       Total investments...........................................................................      3,904,168      3,977,909

Notes and accounts receivable and uncollected premiums.............................................         31,228         29,303
Receivable from reinsurers.........................................................................        279,640        244,828
Accrued investment income..........................................................................         55,980         54,785
Deferred policy acquisition costs, net.............................................................        265,416        238,736
Cost of insurance acquired.........................................................................        300,893        306,015
Goodwill, net of accumulated amortization..........................................................         99,501        100,470
Deferred income taxes..............................................................................          9,716            -
Other assets.......................................................................................         28,147         28,819
                                                                                                        ----------     ----------
       Total assets................................................................................     $4,974,689     $4,980,865
                                                                                                        ==========     ==========









                            (continued on next page)




               The accompanying notes are an integral part of the
                       consolidated financial statements.





                            LIFE PARTNERS GROUP, INC.

                      CONSOLIDATED BALANCE SHEET, continued
                 (Dollars in thousands, except per share amount)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                                         June 30,      December 31,
                                                                                                           1996            1995
                                                                                                           ----            ----
                                                                                                        (unaudited)      (audited)

Future policy benefits and claims..................................................................   $  737,116      $   708,226
Dividends, endowments and other policyholder funds.................................................       89,531           86,162
Policyholder account balances......................................................................    3,331,094        3,271,906
Deferred policy fees...............................................................................       85,938           80,590
Investment borrowings..............................................................................       71,547           73,585
Notes payable:
   Due within one year.............................................................................       26,591           15,000
   Due after one year..............................................................................      212,332          231,083
Federal income taxes payable:
   Current.........................................................................................        5,110           13,444
   Deferred........................................................................................           -            25,812
Other liabilities..................................................................................       63,814           74,548
                                                                                                      ----------       ----------

       Total liabilities...........................................................................    4,623,073        4,580,356
                                                                                                      ----------       ----------

Commitments and contingencies

Stockholders' equity:
   Common stock, $.001 par value;  50,000,000 shares authorized;  28,189,593 and 27,911,851 shares
     issued and outstanding at June 30, 1996 and December 31, 1995, respectively...................           28               28
   Additional paid-in capital......................................................................      286,572          287,863
   Net unrealized investment gains (losses)........................................................       (3,517)          58,269
   Retained earnings...............................................................................       68,533           54,349
                                                                                                      ----------       ----------

       Total stockholders' equity..................................................................      351,616          400,509
                                                                                                      ----------       ----------

       Total liabilities and stockholders' equity..................................................   $4,974,689       $4,980,865
                                                                                                      ==========       ==========










               The accompanying notes are an integral part of the
                       consolidated financial statements.



                            LIFE PARTNERS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (unaudited)


                                                                            Three months ended             Six months ended
                                                                                 June 30,                       June 30,
                                                                           -------------------            ------------------
                                                                           1996           1995            1996          1995
                                                                           ----           ----            ----          ----

Revenues:
   Universal life and investment product charges...............        $   70,280      $  64,970      $ 139,962     $ 118,379
   Universal life charges ceded to client companies............            (6,867)        (7,575)       (14,355)      (14,679)
   Universal life and investment product surrender
     charges, net..............................................             5,162          4,916          9,203         8,178
   Traditional life and annuity premiums.......................            14,223         15,272         28,206        28,113
   Traditional reinsurance premiums............................           (11,415)       (11,089)       (22,096)      (19,022)
   Accident and health insurance premiums, net.................             6,990          7,083         14,818         8,478
                                                                       ----------      ----------     ---------     ---------

     Total premium income and other considerations.............            78,373         73,577        155,738       129,447
   Net investment income.......................................            72,665         73,932        146,225       134,948
   Net realized gains (losses).................................               408           (143)         2,296         2,418
   Other income................................................             1,429            917          2,619         1,824
                                                                       ----------      ---------      ---------     ---------

     Total revenues............................................           152,875        148,283        306,878       268,637
                                                                       ----------      ---------      ---------     ---------

Benefits and expenses:
   Policyholder benefits.......................................            34,906         46,569         69,486        76,829
   Interest credited to policyholders..........................            44,622         43,907         88,574        78,189
   Amortization of deferred policy acquisition costs,
     costs of insurance acquired and deferred policy fees......            32,024         20,300         64,317        32,472
   Other operating expenses....................................            18,009         23,493         35,870        50,243
   Acquisition and merger expenses.............................             7,091             -           7,891            -
   Amortization of goodwill....................................               722            687          1,439         1,284
   Interest expense............................................             5,839          6,600         11,812        11,977
                                                                       ----------      ---------      ---------     ---------

     Total expenses............................................           143,213        141,556        279,389       250,994
                                                                       ----------      ---------      ---------     ---------

Earnings before income taxes...................................             9,662          6,727         27,489        17,643
   Federal income tax expense..................................             5,174          2,361         11,622         6,378
                                                                       ----------      ---------      ---------     ---------

Net earnings...................................................        $    4,488      $   4,366      $  15,867     $  11,265
                                                                       ==========      =========      =========     =========

Weighted average common shares and common
   equivalent shares outstanding...............................        28,441,048     27,542,276     28,400,337    26,845,898
                                                                       ==========     ==========     ==========    ==========

Net earnings per common share and common
   equivalent share outstanding................................             $0.16          $0.16          $0.56         $0.42
                                                                            =====          =====          =====         =====




               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                       7



                            LIFE PARTNERS GROUP, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)
                                   (unaudited)


                                                                                         Net
                                                                      Additional     unrealized                        Total
                                                            Common      paid-in      investment        Retained    stockholders'
                                                             stock      capital    gains (losses)      earnings       equity
                                                             -----      -------    --------------      --------       ------

Balance at January 1, 1995............................       $26        $245,652      $(22,783)       $70,751        $293,646

   Common stock issued for cash.......................         -           1,942            -               -           1,942
   Common stock issued in acquisition of
     subsidiaries.....................................         2          39,457            -               -          39,459
   Cash dividends paid on common stock................         -               -            -          (3,018)         (3,018)
   Compensation for management options................         -             812            -               -             812
   Change in unrealized gains (losses), net...........         -               -        81,052             -           81,052
   Net loss...........................................         -               -            -         (13,384)        (13,384)
                                                             ---        --------      ---------       -------        --------

Balance at December 31, 1995..........................        28         287,863        58,269         54,349         400,509

   Common stock issued for cash.......................         -             528             -              -             528
   Common stock retained in lieu of cash
     on exercise of stock options.....................         -          (1,819)            -              -          (1,819)
   Cash dividends paid on common stock................         -               -             -         (1,683)         (1,683)
   Change in unrealized gains (losses), net...........         -               -       (61,786)             -         (61,786)
   Net earnings.......................................         -               -             -         15,867          15,867
                                                             ---        --------      ---------       -------        --------

Balance at June 30, 1996..............................       $28        $286,572      $ (3,517)       $68,533        $351,616
                                                             ===        ========      =========       =======        ========





















               The accompanying notes are an integral part of the
                       consolidated financial statements.



                            LIFE PARTNERS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)
                                   (unaudited)
                                                                                                            Six months ended
                                                                                                                June 30,
                                                                                                         ----------------------
                                                                                                         1996              1995
                                                                                                         ----              ----
Cash flows from operating activities:
   Net earnings..................................................................................     $  15,867        $  11,265
   Adjustments to reconcile net earnings to net cash used by operating activities:
     Realized gains..............................................................................        (2,296)          (2,418)
     Adjustments relating to universal life and annuity products:
       Interest credited to account balances.....................................................        75,074           63,930
       Charges for mortality and administration..................................................      (125,607)        (103,700)
     Depreciation and amortization...............................................................         3,055            2,831
     Decrease in future policy benefits..........................................................       (10,106)         (11,972)
     Increase in reserve liability on modified coinsurance agreements............................        12,570            5,587
     Increase in deferred policy acquisition costs...............................................       (15,019)         (26,651)
     Amortization of cost of insurance acquired, net.............................................        21,689           14,657
     Amortization of deferred policy fees........................................................        (8,818)          (5,898)
     Decrease in currently payable taxes.........................................................        (8,334)          (1,520)
     Deferred tax (benefit) expense..............................................................        (1,872)           6,755
     (Decrease) increase in policy liabilities, other policyholder funds, and other liabilities..        (7,878)          20,635
     Increase in notes and accounts receivable and accrued investment income.....................        (3,120)            (112)
     Amortization of bond and mortgage loan discount and premium, net............................          (719)              29
     Other, net..................................................................................        (5,365)         (12,317)
                                                                                                      ---------        ---------

          Net cash used by operating activities..................................................       (60,879)         (38,899)
                                                                                                      ---------        ---------

Cash flows from investing activities:
   Sales of fixed maturities:
     Available-for-sale..........................................................................        59,895          153,574
     Held-to-maturity............................................................................         2,307            9,802
   Maturities of fixed maturities:
     Available-for-sale..........................................................................        86,400           40,393
     Held-to-maturity............................................................................        18,193           34,045
   Sales of other long-term invested assets......................................................        21,157           22,643
   (Increase) decrease in policy loans, net......................................................        (1,227)             122
   Purchases of fixed maturities.................................................................      (325,990)        (209,921)
   Purchases of other long-tem invested assets...................................................       (24,441)         (11,369)
   Purchase of subsidiaries, net of cash and short-term investments acquired.....................           -            (20,591)
                                                                                                      ---------        ---------

          Net cash provided (used) by investing activities.......................................      (163,706)          18,698
                                                                                                      ---------        ---------

Cash flows from financing activities:
   Policyholder contract deposits................................................................       265,151          226,515
   Policyholder contract withdrawals.............................................................      (148,436)        (138,890)
   Proceeds from issuance of common stock........................................................           528            1,653
   Change in principal of investment borrowings..................................................        (2,038)         (12,030)
   Proceeds from notes payable...................................................................           -             36,000
   Principal repayments on notes payable.........................................................        (7,500)         (53,073)
   Cash dividends paid on common stock...........................................................        (1,683)          (1,346)
                                                                                                      ---------        ---------

          Net cash provided by financing activities..............................................       106,022           58,829
                                                                                                      ---------        ---------

          Net (decrease) increase in cash and short-term investments.............................      (118,563)          38,628

Cash and short-term investments at beginning of period...........................................       197,684           41,715
                                                                                                      ---------         --------

Cash and short-term investments at end of period.................................................     $  79,121         $ 80,343
                                                                                                      =========         ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            LIFE PARTNERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



     The following notes to the unaudited consolidated financial statements should be read in conjunction with the notes to consolidated financial statements contained in the 1995 Form 10-K of Life Partners Group, Inc. ("Life Partners"). Life Partners and its consolidated subsidiaries are collectively referred to as the "Company."

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The unaudited consolidated financial statements as of June 30, 1996, and for the quarters ended June 30, 1996 and 1995, and for the six months ended June 30, 1996 and 1995, reflect all adjustments, consisting solely of normal recurring items, which are necessary for a fair presentation of financial position, results of operations and cash flows on a basis consistent with that of the prior audited consolidated financial statements.

     The Company has reclassified certain prior period information to conform to the 1996 presentation.

     ACQUISITIONS

     On April 28, 1995, Life Partners Group, Inc. acquired Lamar Financial Group, Inc. ("Lamar"), together with all its subsidiaries, including Lamar Life Insurance Company of Jackson, Mississippi, for a purchase price of $77 million. The acquisition was accounted for using the purchase method, and the results of operations of Lamar were included in the consolidated statement of operations from the date of acquisition.

     The following unaudited pro forma information presents the consolidated results of operations of the Company and Lamar as if the acquisitions had been effective at the beginning of the period presented, after giving effect to adjustments to reflect the acquisition and the financing related thereto.


                                                                            Pro forma
                                                                           six months
                                                                              ended
                                                                          June 30, 1995
                                                                          -------------
                                                                         (in thousands,
                                                                       except share data)

Revenues............................................................       $306,644
Earnings before income taxes........................................         19,385
Net earnings........................................................         12,366

Net earnings per share..............................................          $0.44

Weighted average common shares and common
   equivalent shares outstanding....................................     28,156,705

    The above unaudited pro forma information was intended for informational purposes only.
                                       10

                            LIFE PARTNERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


     CHANGES IN STOCKHOLDERS' EQUITY

     During the six months ended June 30, 1996, 432,083 option shares previously granted under the Company's incentive stock option plan were exercised and 5,858 options were forfeited. Included in the options exercised during the period were 352,941 options exercised by the former chairman of the Company, net of 166,914 shares remitted to the Company in lieu of cash. Also during 1996, the Stock Option Committee of the Life Partners Board of Directors granted additional options to purchase 157,400 shares of common stock reserved under the Company's stock option plan to certain key employees and executive officers of the Company. The options are exercisable at prices ranging from $13.50 to $13.75 per share, vest equally over three or five year periods, and expire in 2006. In addition, on February 14, 1996, the Company repriced certain common stock options to reflect the market value of the Company's common stock on the date of repricing. Such repricing reduced the exercise price of certain previously granted shares to $13.50 per share from previous prices ranging from $16.75 to $20.25. In exchange for the reduction in exercise price, the number of stock options previously granted was reduced by a ratio of the new exercise price divided by the original exercise price. A total of 856,800 previously granted option shares were subject to the repricing, which correspondingly reduced the total number of option shares outstanding by 237,673. At June 30, 1996, 957,822 options were unexercised and outstanding.

     In addition, warrants to purchase 12,573 shares were exercised by the former chairman of the Company during the six months ended June 30, 1996 at a price of $3.98 per share. At June 30, 1996, no further warrants were outstanding.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing equity securities, including stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is determined using an option-pricing model. This statement encourages, but does not require, companies to adopt the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. However, it does require a company to comply with the disclosure requirements set forth in the statement. The Company continues to utilize the accounting in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and beginning with year end 1996, and thereafter, expects to make pro forma disclosures of net income as if the fair value based method of accounting defined in SFAS 123 had been applied.

     NOTES PAYABLE

     Notes payable at June 30, 1996 and December 31, 1995 are summarized as follows (in thousands):

                                                                                                     Amount outstanding
                                                                             Face amount            net of unamortized
                                                                             outstanding              issuance costs
                                                                      -----------------------    -------------------------
                                                                      June 30,   December 31,    June 30,     December 31,
                                                                        1996         1995          1996           1995
                                                                        ----         ----          ----           ----

Borrowings under Bank Credit Facility............................     $148,678     $156,178      $148,194       $155,581
12-3/4% senior subordinated notes due 2002.......................       95,100       95,100        90,729         90,502
                                                                      --------     --------      --------       --------

                                                                      $243,778     $251,278      $238,923       $246,083
                                                                      ========     ========      ========       ========

     Wabash has certain surplus debentures outstanding to Life Partners. Payments made by Wabash on these surplus debentures are used by Life Partners to pay principal and interest on Life Partners' notes payable. Accordingly, the principal and interest payment terms of the surplus debentures are structured, subject to certain surplus restrictions, to provide essentially all cash required to meet Life Partners' obligations under the bank credit facility and the senior subordinated notes.

                            LIFE PARTNERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



     INVESTMENTS

     Investment income by type of investment was as follows (in thousands):

                                                                                                  Six months ended
                                                                                                     June 30,
                                                                                                ------------------
                                                                                                1996          1995
                                                                                                ----          ----

Gross investment income:
   Fixed maturities.......................................................................    $132,051      $120,238
   Short-term investments.................................................................       2,573         3,484
   Policy loans...........................................................................       7,353         7,194
   Other invested assets..................................................................       3,402         5,210
   Mortgage loans.........................................................................       5,147         3,619
   Equity securities......................................................................         715           939
   Collateral loans.......................................................................         136            53
   Investment real estate.................................................................         438           527
                                                                                              --------      --------

     Gross investment income..............................................................     151,815       141,264

Less:
   Investment expenses....................................................................       3,476         2,311
   Interest expense on investment borrowings..............................................       2,114         4,005
                                                                                              --------      --------

     Net investment income................................................................    $146,225      $134,948
                                                                                              ========      ========


   Following is an analysis of net realized gains on investments (in thousands):

                                                                                                    Six months ended
                                                                                                       June 30,
                                                                                                  ------------------
                                                                                                  1996          1995
                                                                                                  ----          ----

Fixed maturities..........................................................................     $  887        $   458
Equity securities.........................................................................        118          1,874
Other.....................................................................................      1,291             86
                                                                                               ------         ------

                                                                                               $2,296         $2,418
                                                                                               ======         ======


                            LIFE PARTNERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



     The cost and estimated fair values of equity securities are as follows (in thousands):

                                                                                     Gross         Gross
                                                                     Amortized    unrealized    unrealized      Estimated
June 30, 1996                                                          cost          gains        losses       fair value
- -------------                                                          ----          -----        ------       ----------

Preferred stock..................................................     $18,936         $1,333      $2,211          $18,058
Common stock.....................................................       4,262          3,094       1,596            5,760
                                                                      -------         ------      ------          -------

   Totals........................................................     $23,198         $4,427      $3,807          $23,818
                                                                      =======         ======      ======          =======


December 31, 1995
- -----------------
Preferred stock..................................................     $18,984         $1,123        $502          $19,605
Common stock.....................................................       1,945          2,271         100            4,116
                                                                      -------         ------        ----          -------

   Totals........................................................     $20,929         $3,394        $602          $23,721
                                                                      =======         ======        ====          =======

     The amortized cost and estimated fair values of debt securities classified as fixed maturity investments held-to-maturity are as follows (in thousands):

                                                                                       Gross         Gross
                                                                     Amortized      unrealized    unrealized      Estimated
June 30, 1996                                                          cost            gains        losses       fair value
- -------------                                                          ----            -----        ------       ----------

United States treasury securities and obligations of United
   States government corporations and agencies...................    $  1,950        $    76        $  -          $  2,026
Obligations of states and political subdivisions.................       2,392            222           -             2,614
Debt securities issued by foreign governments....................      16,256             68           459          15,865
Corporate securities.............................................     514,233         21,911         9,205         526,939
Mortgage-backed securities.......................................      71,992            564           779          71,777
Other debt securities............................................      54,370          3,206           730          56,846
                                                                     --------        -------        -------       --------

   Totals........................................................    $661,193        $26,047        $11,173       $676,067
                                                                     ========        =======        =======       ========


                            LIFE PARTNERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



                                                                                     Gross         Gross
                                                                     Amortized    unrealized    unrealized      Estimated
December 31, 1995                                                      cost          gains        losses       fair value
- -----------------                                                      ----          -----        ------       ----------

United States treasury securities and obligations of United
   States government corporations and agencies...................    $  2,024        $    44      $    -         $  2,068
Obligations of states and political subdivisions.................       2,420            307           -            2,727
Debt securities issued by foreign governments....................      16,272          1,014           -           17,286
Corporate securities.............................................     533,110         36,273       4,280          565,103
Mortgage-backed securities.......................................      74,470          4,959         107           79,322
Other debt securities............................................      50,530          4,641         301           54,870
                                                                     --------        -------      ------         --------

   Totals........................................................    $678,826        $47,238      $4,688         $721,376
                                                                     ========        =======      ======         ========

     The amortized cost and estimated fair values of debt securities classified as investments available-for-sale are as follows (in thousands):

                                                                                     Gross         Gross
                                                                     Amortized    unrealized    unrealized      Estimated
June 30, 1996                                                          cost          gains        losses       fair value
- -------------                                                          ----          -----        ------       ----------

United States treasury securities and obligations of United
   States government corporations and agencies...................  $   88,188       $  1,412     $   886     $    88,714
Obligations of states and political subdivisions.................       8,393            191         317           8,267
Debt securities issued by foreign governments....................      18,429             31       1,010          17,450
Corporate securities.............................................   1,230,876         25,898      30,573       1,226,201
Mortgage-backed securities.......................................   1,140,482         16,464      15,275       1,141,671
Other debt securities............................................     253,540          2,867       7,530         248,877
                                                                   ----------        -------     -------      ----------

   Totals........................................................  $2,739,908        $46,863     $55,591      $2,731,180
                                                                   ==========        =======     =======      ==========


                                                                                     Gross         Gross
                                                                     Amortized    unrealized    unrealized      Estimated
December 31, 1995                                                      cost          gains        losses       fair value
- -----------------                                                      ----          -----        ------       ----------

United States treasury securities and obligations of United
   States government corporations and agencies...................   $   93,368       $  4,620     $   110       $   97,878
Obligations of states and political subdivisions.................        8,443            273          -             8,716
Debt securities issued by foreign governments....................       18,440            673          66           19,047
Corporate securities.............................................    1,044,051         52,822      11,965        1,084,908
Mortgage-backed securities.......................................    1,147,848         52,606       1,345        1,199,109
Other debt securities............................................      249,325         14,584       1,202          262,707
                                                                    ----------       --------     -------       ----------

   Totals........................................................   $2,561,475       $125,578     $14,688       $2,672,365
                                                                    ==========       ========     =======       ==========

                            LIFE PARTNERS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)



     REINSURANCE

     Policyholder benefits reflects the reduction of policy and contract claims by amounts recovered from reinsurers of $65.5 million and $41.4 million, including accident and health claims recovered from reinsurers of $42.2 million and $16.6 million for the six months ended June 30, 1996 and 1995, respectively. Accident and health premiums are reported net of premiums ceded to reinsurers of $45.0 million and $20.1 million for the six months ended June 30, 1996 and 1995, respectively.

     FEDERAL INCOME TAXES

     Life Partners and its non-life insurance subsidiaries each file a separate corporate federal income tax return. The life insurance subsidiaries file a consolidated federal income tax return.

     The components of the provision for income taxes on operating earnings are as follows (in thousands):

                                                                                                   Six months ended
                                                                                                       June 30,
                                                                                                 --------------------
                                                                                                 1996            1995
                                                                                                 ----            ----

Current tax provision (benefit)...........................................................     $13,494          $  (377)
Deferred tax provision (benefit)..........................................................      (1,872)           6,755
                                                                                               -------           ------

   Total income tax provision.............................................................     $11,622           $6,378
                                                                                               =======           ======


     SUPPLEMENTAL DATA TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash payments for interest expense and income taxes were as follows (in thousands):

                                                                                                  Six months ended
                                                                                                      June 30,
                                                                                                 -----------------
                                                                                                 1996         1995
                                                                                                 ----         ----

Interest expense..........................................................................     $12,959       $10,925
Income taxes..............................................................................      20,725         7,200

     In connection with the acquisition of Lamar, liabilities were assumed as follows (in thousands):


Fair value of assets acquired, including cash and short-term
   investments of $20,591 ............................................         $1,004,182
Cash paid.............................................................            (37,937)
Common stock issued...................................................            (39,459)
                                                                               ----------

   Fair value of liabilities assumed..................................         $  926,786
                                                                               ==========

                            LIFE PARTNERS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


     SUBSEQUENT EVENT

     On August 2, 1996, the Company completed its merger with Conseco, Inc. ("Conseco"). As a result of the merger, the Company became a wholly owned subsidiary of Conseco. In the merger, each of the issued and outstanding shares of LPG common stock was converted into .5833 of a share of Conseco common stock. A total of 16.3 million shares of Conseco common stock (or equivalent shares) with a value of approximately $588 million were issued. As a result of Conseco's ownership of the Company, a new basis of accounting under the "push down" method will be adopted by the Company in the third quarter of 1996. Under this method, the assets and liabilities of the Company will reflect Conseco's cost basis, which is based on the fair values of the Company's assets and liabilities at the effective date of the merger.

     As a result of the merger, Conseco plans to relocate the Company's operations to Conseco's headquarters in Carmel, Indiana, by August 30, 1996.

     During the first six months of 1996, the Company incurred costs related to the Acquisition of the Company by Conseco totaling $7.9 million. Such costs include but are not limited to, financial advisory services, and attorney and accounting fees.
                                       16

                   CONSECO, INC. AND SUBSIDIARIES

               (a), continued

                    Life Partners Group, Inc. and Subsidiaries Audited Consolidated Financial Statements as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995.

  REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Life Partners Group, Inc.

    We have audited the accompanying consolidated balance sheets of Life Partners Group, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Partners Group, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As more fully explained in Note 1(d) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting For Certain Investments in Debt and Equity Securities", effective December 31, 1993.

                                          Coopers & Lybrand L.L.P.

Denver, Colorado
March 27, 1996




                           LIFE PARTNERS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS



                                                                                           DECEMBER 31,
                                                                                   ----------------------------
                                                                                       1995           1994
                                                                                   -------------  -------------
Investments:
  Fixed maturities:
    Held-to-maturity, at amortized cost..........................................  $     678,826  $   1,570,034
    Available-for-sale, at fair value............................................      2,672,365      1,058,710
  Equity securities, at fair value...............................................         23,721         27,510
  Mortgage loans on real estate, at amortized cost...............................        110,214         34,177
  Investment real estate, at cost, net of accumulated depreciation...............          4,921          2,796
  Policy loans...................................................................        226,212        192,909
  Collateral loans...............................................................          4,373          1,825
  Cash and short-term investments................................................        197,684         41,715
  Other invested assets..........................................................         59,593         56,039
                                                                                   -------------  -------------
    Total investments............................................................      3,977,909      2,985,715
Notes and accounts receivable and uncollected premiums...........................         29,303         20,607
Receivable from reinsurers.......................................................        244,828         78,176
Federal income tax recoverable...................................................                         6,444
Accrued investment income........................................................         54,785         46,340
Deferred policy acquisition costs, net...........................................        238,736        276,938
Cost of insurance acquired.......................................................        306,015        234,471
Goodwill, net of accumulated amortization........................................        100,470         84,079
Other assets.....................................................................         28,819         15,996
                                                                                   -------------  -------------
                                                                                   $   4,980,865  $   3,748,766
                                                                                   =============  =============

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Future policy benefits and claims................................................  $     708,226  $     625,814
Dividends, endowments and other policyholder funds...............................         86,162         64,479
Policyholder account balances....................................................      3,271,906      2,354,169
Deferred policy fees.............................................................         80,590         78,700
Investment borrowings............................................................         73,585         63,786
Notes payable:
  Due within one year............................................................         15,000         15,000
  Due after one year.............................................................        231,083        195,460
Federal income taxes payable:
  Current........................................................................         13,444
  Deferred.......................................................................         25,812         13,889
Other liabilities................................................................         74,548         43,823
                                                                                   -------------  -------------
                                                                                       4,580,356      3,455,120
                                                                                   -------------  -------------
Commitments and contingencies
Stockholders' equity:
Common stock,  $.001 par value;  50,000,000  shares  authorized;  27,911,851 and
 25,530,334 shares issued and outstanding at December 31, 1995 and 1994,
 respectively....................................................................             28             26
Additional paid-in capital.......................................................        287,863        245,652
Net unrealized investment gains (losses).........................................         58,269        (22,783)
Retained earnings................................................................         54,349         70,751
                                                                                   -------------  -------------
                                                                                         400,509        293,646
                                                                                   -------------  -------------
                                                                                   $   4,980,865  $   3,748,766
                                                                                   =============  =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.




                           LIFE PARTNERS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                              YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------

Revenues:
  Universal life and investment product charges..................  $      252,925  $      199,512     $   180,013
  Universal life charges ceded to client companies...............         (29,564)        (22,275)        (15,861)
  Universal life and investment product surrender charges, net...          16,364          12,750          13,380
  Traditional life and annuity premiums..........................          56,593          50,501          54,658
  Traditional reinsurance premiums...............................         (40,416)        (28,109)        (27,551)
  Accident and health insurance premiums, net....................          24,178           5,512           6,125
                                                                   --------------  --------------  --------------
    Total premium income and other considerations................         280,080         217,891         210,764
  Net investment income..........................................         277,068         225,378         221,131
  Net realized gains (losses)....................................          15,785         (19,652)         18,404
  Other income...................................................           3,183           4,626           5,433
                                                                   --------------  --------------  --------------
    Total revenues...............................................         576,116         428,243         455,732
                                                                   --------------  --------------  --------------
Benefits and expenses:
  Policyholder benefits..........................................         153,307         110,870         102,202
  Interest credited to policyholders.............................         165,415         136,853         139,442
  Amortization of deferred policy acquisition costs, costs of
   insurance acquired, and deferred policy fees..................         148,659          46,224          52,020
  Other operating expenses.......................................          94,784          52,709          51,905
  Amortization of goodwill.......................................           2,745           2,388           2,323
  Interest expense...............................................          27,861          20,728          25,980
                                                                   --------------  --------------  --------------
    Total expenses...............................................         592,771         369,772         373,872
                                                                   --------------  --------------  --------------
Earnings (loss) before income taxes and extraordinary items......         (16,655)         58,471          81,860
  Federal income tax expense (benefit)...........................          (3,271)         21,265          29,868
                                                                   --------------  --------------  --------------
Earnings (loss) before extraordinary items.......................         (13,384)         37,206          51,992
  Extraordinary loss, net of tax effect..........................                           2,558           4,776
                                                                   --------------  --------------  --------------
Net earnings (loss)..............................................         (13,384)         34,648          47,216
  Less dividends in kind on preferred stock......................                                          (3,978)
                                                                   --------------  --------------  --------------
Net earnings (loss) applicable to common stock...................  $      (13,384) $       34,648     $    43,238
                                                                   ==============  ==============  ==============
Weighted average common shares and common equivalent share
 outstanding.....................................................      27,127,171      26,111,032      23,407,192
                                                                   ==============  ==============  ==============

Earnings (loss) per common share and common equivalent share outstanding:
  Earnings (loss) before extraordinary items.....................  $        (0.49) $         1.43  $         2.05
  Extraordinary loss.............................................                           (0.10)          (0.20)
                                                                   --------------  --------------  --------------
    Net earnings (loss)..........................................  $        (0.49) $         1.33  $         1.85
                                                                   ==============  ==============  ==============

               The accompanying notes are an integral part of the
                       consolidated financial statements.





                           LIFE PARTNERS GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                                         NET
                                                                                                     UNREALIZED
                                                              CLASS A        CLASS B     ADDITIONAL  INVESTMENT    RETAINED
                                  PREFERRED     COMMON         COMMON         COMMON       PAID-IN      GAINS      EARNINGS
                                    STOCK        STOCK         STOCK          STOCK        CAPIAL     (LOSSES)     (DEFICIT)
                                  ---------  -------------  -----------  -------------  -----------  -----------  -----------
Balance at January 1, 1993......  $ 118,005                  $      13     $       1     $  69,909    $  46,081   $  (4,150)
Common stock issued for cash,
 net of related offering
 costs..........................               $      11                                   174,860
Cash dividends paid on Common
 Stock..........................                                                                                        (950)
Conversion of Class A and Class
 B Common Stock to Common
 Stock..........................                      14           (13)           (1)
Preferred stock dividends in
 kind...........................      3,978                                                                           (3,978)
Redemption of preferred stock...   (121,983)
Compensation for management
 options........................                                                               163
Change in unrealized gains
 (losses), net..................                                                                        (17,977)
Net earnings....................                                                                                      47,216
                                  ---------          ---           ---            --    -----------  -----------  -----------
Balance at December 31, 1993....          0           25             0             0       244,932       28,104       38,138

Common stock issued for cash....                       1                                       377
Cash dividends paid on Common
 Stock..........................                                                                                      (2,035)
Compensation for and tax benefit
 of management options..........                                                               343
Change in unrealized gains
 (losses), net..................                                                                        (50,887)
Net earnings....................                                                                                      34,648

                                  ---------          ---           ---            --    -----------  -----------  -----------
Balance at December 31, 1994....          0           26             0             0       245,652      (22,783)      70,751

Common Stock issued for cash....                                                             1,942
Common Stock issued in
 acquisition of subsidiaries....                       2                                    39,457
Cash dividends paid on Common
 Stock..........................                                                                                      (3,018)
Tax benefit of management
 options exercised..............                                                               812
Change in unrealized gains
 (losses), net..................                                                                         81,052
Net earnings (loss).............                                                                                     (13,384)
                                                                                  --
                                  ---------          ---           ---                   ---------   ----------    ---------
Balance at December 31, 1995....  $       0    $      28     $       0       $     0     $ 287,863     $ 58,269    $  54,349
                                  =========          ===           ====           ==     =========    =========    =========

                                  (Continued)

                                       21


                            LIFE PARTNERS GROUP, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
                                 (IN THOUSANDS)


                                     TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  ------------
Balance at January 1, 1993......   $  229,859
Common stock issued for cash,
 net of related offering
 costs..........................      174,871
Cash dividends paid on Common
 Stock..........................         (950)
Conversion of Class A and Class
 B Common Stock to Common
 Stock..........................
Preferred stock dividends in
 kind...........................
Redemption of preferred stock...     (121,983)
Compensation for management
 options........................          163
Change in unrealized gains
 (losses), net..................      (17,977)
Net earnings....................       47,216

                                  ------------
Balance at December 31, 1993....      311,199
Common stock issued for cash....          378
Cash dividends paid on Common
 Stock..........................       (2,035)
Compensation for and tax benefit
 of management options..........          343
Change in unrealized gains
 (losses), net..................      (50,887)
Net earnings....................       34,648

                                  ------------
Balance at December 31, 1994....      293,646
Common Stock issued for cash....        1,942
Common Stock issued in
 acquisition of subsidiaries....       39,459
Cash dividends paid on Common
 Stock..........................       (3,018)
Tax benefit of management
 options exercised..............          812
Change in unrealized gains
 (losses), net..................       81,052
Net earnings (loss).............      (13,384)

                                  -----------
Balance at December 31, 1995....   $  400,509
                                  ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.


                           LIFE PARTNERS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1995        1994         1993
                                                                              ---------  -----------  -----------

Cash flows from operating activities:
  Net earnings (loss).......................................................  $ (13,384) $    34,648  $    47,216
  Adjustments to reconcile net earnings (loss) to net cash used by operating activities:
      Extraordinary loss, net of tax effect.................................                   2,558        4,776
      Net realized (gains) losses...........................................    (15,785)      19,652      (18,404)
      Adjustments relating to universal life and annuity products:
        Interest credited to account balances...............................    138,465      110,946      114,294
        Charges for mortality and administration............................   (223,361)    (177,237)    (164,152)
      Depreciation and amortization.........................................      5,494        4,945        5,504
      Decrease in future policy benefits....................................    (13,253)      (3,470)     (20,591)
      Increase in reserve liability on modified coinsurance agreements......     17,571       12,534        5,471
      Decrease (increase) in deferred policy acquisition costs, net.........     20,561      (64,912)     (61,588)
      Amortization of cost of insurance acquired, net.......................     41,406       25,566       27,869
      Amortization of deferred policy fees..................................    (17,025)      (4,206)      (6,275)
      Increase (decrease) in currently payable taxes........................     19,888      (12,738)       6,683
      Deferred tax expense (benefit)........................................    (22,539)      19,168      (27,759)
      Increase in policy liabilities, other policyholder funds, and other
       liabilities..........................................................     14,959       13,601       15,693
      Increase in notes and accounts receivable and accrued investment
       income...............................................................     (1,311)      (2,903)     (10,402)
      Amortization of bond and mortgage loan discount and premium, net......        573         (663)      (9,472)
      Other, net............................................................     (8,908)        (190)      (3,313)
                                                                              ---------  -----------  -----------
        Net cash used by operating activities...............................    (56,649)     (22,701)     (94,450)
                                                                              ---------  -----------  -----------
Cash flows from investing activities:
  Sales of fixed maturities:
      Available-for-sale....................................................    301,100    1,303,540    1,011,137
      Held-to-maturity......................................................     33,480                   262,355
  Maturities of fixed investments:
      Available-for-sale....................................................     92,451       89,173      149,831
      Held-to-maturity......................................................     71,588       64,097      113,031
  Sales of other long-term invested assets..................................     60,670       28,459      141,623
  Decrease (increase) in policy loans, net..................................     (4,396)      (3,528)       6,689
  Purchases of fixed maturities.............................................   (389,269)  (1,842,038)  (1,842,986)
  Purchases of other long-term invested assets..............................    (24,809)     (43,714)     (46,396)
  Purchase of subsidiaries, net of cash and short-term investments
   acquired.................................................................    (20,591)
                                                                              ---------  -----------  -----------
        Net cash provided (used) by investing activities....................    120,224     (404,011)    (204,716)
                                                                              ---------  -----------  -----------
Cash flows from financing activities:
  Policyholder contract deposits............................................    458,737      384,738      577,005
  Policyholder contract withdrawals.........................................   (261,828)    (196,261)    (194,157)
  Proceeds from issuance of common stock....................................      1,942          408      187,086
  Costs related to common stock issuance....................................                     (30)     (12,215)
  Proceeds from notes payable...............................................     50,000                   160,000
  Proceeds from investment borrowings, net..................................                  63,786
  Principal repayments on investment borrowings.............................    (92,866)
  Principal payments on notes payable and indebtedness to related party.....    (60,573)      (3,822)    (265,025)
  Deferred loan costs related to notes payable and indebtedness to related
   party....................................................................                    (898)      (7,087)
  Cash dividends paid on common stock.......................................     (3,018)      (2,035)        (950)
  Redemption of preferred stock.............................................                             (121,983)
                                                                              ---------  -----------  -----------
        Net cash provided by financing activities...........................     92,394      245,886      322,674
                                                                              ---------  -----------  -----------
Net increase (decrease) in cash and short-term investments..................    155,969     (180,826)      23,508
Cash and short-term investments at beginning of year........................     41,715      222,541      199,033
                                                                              ---------  -----------  -----------
Cash and short-term investments at end of year..............................  $ 197,684  $    41,715  $   222,541
                                                                              =========  ===========  ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           LIFE PARTNERS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (a)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Life Partners Group, Inc. ("Life Partners") and its wholly-owned subsidiaries (together the "Company") from the date of acquisition. The subsidiaries consist of Philadelphia Life Insurance Company ("Philadelphia Life"), Massachusetts General Life Insurance Company ("Massachusetts General"), Lamar Life Insurance Company ("Lamar Life"), Wabash Life Insurance Company ("Wabash"), Independent Processing Services, Inc. ("IPS"), Travel Partners Group, Inc. ("TPG"), Philadelphia Life Asset Planning Company ("PLAPCO"), Stratford Capital Group, Inc. ("Stratford Capital"), Lamar Life International, Inc. ("LLII"), Whitehall Fund Managers, Inc. ("WFM"), Eagles National Corporation ("ENC"), and Partners Risk Management Company ("PRMC").

    All significant intercompany accounts and transactions have been eliminated in consolidation.

    (b)  BASIS OF PRESENTATION

    The Company's insurance subsidiaries maintain their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities. In the accompanying financial statements such accounts have been adjusted to conform with generally accepted accounting principles ("GAAP") (see
Note 13).

    (c)  NATURE OF OPERATIONS

    Life Partners is an insurance holding company that, through its three principal life insurance subsidiaries, sells a diverse portfolio of universal life insurance and annuity products to individuals. The Company also maintains an existing block of traditional, universal life and annuity business in force. The Company markets its life insurance products through two separate marketing systems; the Client Company marketing system (including affiliated companies) and the Regional Director marketing system. While both systems rely on independent agents to consummate sales, the Client Company System further offers qualified members of its life insurance sales force the opportunity to participate in and share in the profitability of an agent-owned reinsurance company. Of the Company's total gross annualized premiums on new life insurance sales, 71.6%, 77.6%, and 71.9% were generated by agents participating in the Client Company marketing system during 1995, 1994 and 1993, respectively.

    (d)  INVESTMENTS

    Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standard No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES ("SFAS 115") issued by the Financial Accounting Standards Board ("FASB"). Under SFAS 115, fixed-maturity securities classified as investments held-to-maturity are carried at amortized cost because the Company has the intent and the ability to hold such securities to maturity. Although the Company has the ability and intent to hold these investments to maturity, infrequent and unusual conditions could occur under which certain investments designated as held to maturity would be sold. Such conditions include unforeseen changes in asset quality, significant changes in tax law affecting the taxation of securities, significant business acquisitions or dispositions, and changes in regulatory capital requirements or permissible investments. Fixed-maturities that may be sold prior to maturity are included in the Company's available-for-sale account at fair value. The classification of investments is determined at the date of purchase and is reevaluated at each balance sheet date.

    The effect of the adoption of SFAS 115 was to decrease stockholders' equity by approximately $0.8 million. This net decrease consisted of an increase of approximately $6.6 million from securities which were previously classified as held-to-maturity and transferred to available-for-sale, and a decrease of approximately $7.4 million for securities which were previously classified as actively

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

managed investments, which were carried at fair value, and were transferred to held-to-maturity. The adoption of SFAS 115 had no effect on net earnings or cash flows. SFAS 115 prohibits restatement of prior years' financial statements.

    In November 1995, the Company transferred certain securities between the available-for-sale and held-to-maturity classifications as permitted by an implementation guide issued by the Financial Accounting Standards Board (See
Note 4).

    Premiums and discounts on fixed maturity investments are amortized over the term of the security, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in net investment income.

    Principal   prepayments   affect  the  cash  flow   pattern   and  yield  of
mortgage-backed securities. The amortization of discounts and premiums takes into consideration actual and future estimated principal prepayments. The Company utilizes estimated prepayment speed information obtained from published sources or from estimates developed by its investment advisors. The effects on the yield of a security from changes in principal prepayments are recognized retrospectively, except for interest only or residual interest structured securities which are recognized prospectively. The degree to which a security is susceptible to yield adjustments is influenced by the difference between its carrying value and par, the relative sensitivity of the underlying mortgages backing the assets to prepayment in a changing interest rate environment, and the repayment priority for structured securities such as collateralized mortgage obligations.

    Mortgage loans are stated at the aggregate unpaid principal balances, less unamortized discount and less allowance for possible losses. Real estate held for investment is stated at cost, less allowances for depreciation and, as appropriate, provisions for possible losses. Real estate acquired through foreclosure is stated at lower of cost or market.

    Policy and collateral loans are stated at the aggregate unpaid principal balances.

    For  purposes  of  the  statements  of  cash  flows,   cash  and  short-term
investments include commercial paper, invested cash, and other investments with original maturities of three months or less, and are reflected at cost.

    Other invested assets consist primarily of limited partnerships acquired prior to 1995, which are accounted for under the cost method. Certain of these limited partnership investments are related party transactions (see Note 14).

    During 1995, 1994 and 1993, the Company owned certain derivative investments in the form of interest rate swap agreements. During the term of an interest rate swap, the net swap settlement amount is accrued over the unexpired term as an adjustment of interest income. Gains or losses on termination are deferred and amortized as an interest adjustment over the remaining original life of the underlying financial instrument, or reflected in operations as appropriate.

    During 1994 the Company entered into certain reverse repurchase finance agreements related to the purchase of certain mortgage-backed securities. These financings were collateralized by mortgage-backed securities with fair market values in excess of the loan value. Such transactions are accounted for as short-term collateralized borrowings and generally terminate within 120 days.

    Net realized investment gains and losses are included in the determination of net earnings (loss). Unrealized investment gains and losses on marketable equity securities and fixed maturity investments available-for-sale, net of amortization of deferred policy acquisition costs, deferred policy fees and related deferred tax effect, if any, are charged or credited directly to stockholders' equity and do

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

not affect net earnings (loss). If a decline in the market value of an individual investment is considered to be other than temporary, the difference between amortized book value and net realizable value is recorded as a realized investment loss. Net realizable value is based on quoted market prices or discounted cash flows in the absence of quoted market prices. The cost of investments sold is determined on a specific identification basis (see Note 4).

    Changes in the interest rate environment have a direct, inverse impact on the market value of fixed income investments. It is reasonably possible that changes in interest rates will occur in the near term and that such changes could have a material effect on the carrying value of available-for-sale fixed maturity and equity securities, with an offsetting effect to stockholders' equity, net of the related effects on deferred policy acquisition costs, deferred policy fees, costs of insurance acquired and related deferred income taxes. The impact of the adjustment to investments carried at market value resulting from interest rate fluctuations and related adjustments to other accounts do not have a direct impact on the Company's results of operations.

    During 1995, the FASB issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS AND FOR LONG LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995. The Company does not believe that the application of the provisions of SFAS 121 will have a material effect on its financial condition or results of operations.

    (e)  DEFERRED POLICY ACQUISITION COSTS

    Costs which vary with and are primarily related to the acquisition of new business have been deferred to the extent that such costs are deemed recoverable through future revenues. These costs include commissions, certain costs of policy issuance and underwriting, and certain variable agency selling expenses. For traditional life products, deferred costs are amortized with interest over the premium paying period in proportion to the ratio of annual premium revenue to the anticipated total premium revenue. Deferred policy acquisition costs related to universal life, interest-sensitive life, and annuity products are amortized with interest in relation to the present value, using the assumed crediting rate, of expected positive gross profits on the products, with a provision during earlier profitable periods for losses occurring in latter periods. Retrospective adjustments of these amounts are made when the Company revises its estimates of current or future gross profits and losses, including investment gains and losses related to changes in market interest rates to be realized from a group of policies. Anticipated investment income is considered in the determination of recoverability of deferred policy acquisition costs.


    Changes in deferred policy acquisitions costs are as follows (in thousands):

                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------

Balance, beginning of year.................................................  $   276,938  $   200,475  $   144,307
Capitalization of costs incurred...........................................      103,717       89,776       92,014
Interest accretion.........................................................       16,982       14,322       11,205
Adjustment for unrealized gains and losses on fixed maturity investments
 available-for-sale........................................................      (17,641)      11,551       (5,420)
Amortization...............................................................     (141,260)     (39,186)     (41,631)
                                                                             -----------  -----------  -----------
Balance, end of year.......................................................  $   238,736  $   276,938  $   200,475
                                                                             ===========  ===========  ===========


    The determination of expected future gross profits and losses is based on historical gross profits and management's estimates and assumptions regarding future investment spreads, maintenance expenses, mortality and persistency of the block of business. The accuracy of the estimates and

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

assumptions are impacted by several factors, including factors outside the control of management such as movements in interest rates. It is reasonably possible that conditions impacting the estimates and assumptions will change and that changes may result in future adjustments to deferred policy acquisition costs. At December 31, 1995, the Company reassessed its expectations of future gross profits and losses resulting in an additional net change in deferred acquisition costs, deferred policy fees and provision for losses of $66.6 million. This change in estimate related to deferred expenses and fees, and provision for losses was included as an expense in the 1995 Consolidated Statement of Operations.

    (f)  COST OF INSURANCE ACQUIRED

    A portion of the purchase price paid for the Company's insurance subsidiaries was allocated to the cost of insurance acquired based on the actuarially determined future profits from policies acquired with the purchase of the insurance subsidiaries. The portion of the asset relating to the acquisition of subsidiaries in 1990 is amortized without interest in relation to expected future gross profits, adjusted prospectively for changes in assumptions, including direct charge-offs for any excess of the unamortized asset over the present value of projected future profits.

    Additionally, the Company assumed a block of annuity business in 1993 and consummated the Lamar Life acquisition in 1995 (See Note 2), of which portions of the respective purchase prices were allocated to the cost of the policies acquired. These assets are amortized with interest in relation to expected gross profits, using the assumed crediting interest rate, including direct charge-offs for any excess of the unamortized asset over the present value of expected gross profits. Retrospective adjustments of the amounts related to the 1993 and 1995 business acquired are made when the Company revises its estimates of expected future gross profits and losses with respect to the policies acquired.

    The estimation of future gross profits and losses with respect to cost of insurance acquired is subject to the same estimation process and is impacted by the same factors as discussed above under deferred policy acquisition costs.


    Changes in the cost of insurance acquired are as follows (in thousands):

                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------

Balance, beginning of year.................................................  $   234,471  $   260,037  $   272,543
Additional cost of insurance acquired......................................      127,377                    15,363
Interest accretion.........................................................        5,695          614          414
Adjustment for unrealized gains and losses on fixed maturity investments
 available for sale........................................................      (14,427)
Amortization...............................................................      (47,101)     (26,180)     (28,283)
                                                                             -----------  -----------  -----------
Balance, end of year.......................................................  $   306,015  $   234,471  $   260,037
                                                                             ===========  ===========  ===========

    Future amortization is estimated at $47.8 million, $41.3 million, $36.4 million, $30.9 million, and $26.5 million for the years 1996, 1997, 1998, 1999, and 2000, respectively. Due to changes in estimates of future gross profits and losses, the estimated future amortization is expected to increase as compared to prior year estimates.

    (g)  GOODWILL

    Goodwill is amortized on the straight-line basis over a 40 year period. Accumulated amortization of goodwill was $13.8 million and $11.1 million at December 31, 1995 and 1994, respectively. The Company continually evaluates whether current events and circumstances warrant adjustments to

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the carrying value and/or the estimated amortization period of goodwill and other intangibles. An adjustment to the carrying value or amortization period is based on future undiscounted cash flows. At this time, the Company believes that no significant impairment of the goodwill and other intangibles has occurred and that no reduction of the estimated amortization period is warranted.

    (h)  FUTURE POLICY BENEFITS AND CLAIMS

    The liability for future policy benefits of traditional life products has been computed by the net level premium method based on estimated future investment yield, mortality, and withdrawal experience. Reserve interest assumptions are graded to rates between 7.25% and 8.5%. Mortality assumptions are based on the 1965-70 Basic Experience Table. Withdrawal assumptions vary by year of issue, age of the insured, and type of insurance. Mortality and withdrawal assumptions are based on actual experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions vary by plan, year of issue, and duration. Substantially all of the traditional life products were issued prior to 1984. The future policy benefit reserves include a provision for policyholder dividends based upon dividend scales assumed at the date of purchase of acquired companies or as presently contemplated.

    Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on prior experience of the Company.

    Future policy benefits and claims are calculated using numerous assumptions and estimates including interest rates, mortality and persistency, which are intended to estimate the timing of payment of policyholder benefits and claims. Actual results could differ from these estimates.

    (i)  POLICYHOLDER ACCOUNT BALANCES

    Benefit reserves for universal life, including both variable and fixed premium products, and annuity products are determined using the "retrospective deposit" method and consist of policy account values before any surrender charges.

    (j)  DEFERRED POLICY FEES

    Certain front-end fees assessed against policyholder account balances on universal life contracts are deferred and amortized with interest in relation to the present value of expected gross profits on the product. Such amortization is in direct proportion to amortization of deferred policy acquisition costs for a given policy form and is netted with amortization of deferred policy acquisition costs in the Consolidated Statements of Operations.


    Changes in deferred policy fees are as follows (in thousands):
                                                                                  1995       1994       1993
                                                                                 ---------  ---------  ---------

Balance, beginning of year.....................................................  $  78,700  $  59,058  $  46,142
Capitalization.................................................................     21,348     22,241     19,850
Interest accretion.............................................................      4,867      4,133      3,569
Adjustment for unrealized gains and losses on fixed maturity investments
 available-for-sale............................................................     (2,433)     1,607       (659)
Amortization...................................................................    (21,892)    (8,339)    (9,844)
                                                                                 ---------  ---------  ---------
Balance, end of year...........................................................  $  80,590  $  78,700  $  59,058
                                                                                 =========  =========  =========


    At December 31, 1995, the Company reassessed its expectations future gross profits and losses resulting in additional amortization of Deferred Policy Fees (See Note 1(e)).

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (k)  LIABILITY FOR GUARANTY FUND ASSESSMENTS

    Assessments are levied on the Company from time to time by guaranty fund associations of states in which it is licensed to provide for payment of covered claims or to meet other insurance obligations, subject to prescribed limits, of insolvent insurance enterprises. Assessments are allocated to an insurer based on the ratio of premiums written by an insurer to total premiums written in the state. The term of the assessments depend on how each guaranty fund association elects to fund its obligation. Assessments levied by certain states may be recoverable through a reduction in future premium taxes. The Company provides a liability, net of discount and estimated premium tax offsets, for estimated future assessments of known insolvencies. Such liability was $2.7 million and $0.5 million at December 31, 1995 and 1994, respectively. The Company determines the liability utilizing a report prepared annually by the National Organization of Life, Health and Accident Guaranty Associations which provides estimates of assessments by insolvency. Although management believes the provision for guaranty fund assessments is adequate for all known insolvencies, and does not currently anticipate the need for any material additions to the reserve for known insolvencies, it is reasonably possible that the estimates on which the provision is based will change and that such changes may result in future adjustments.

    (l)  RECOGNITION OF PREMIUM REVENUE AND RELATED EXPENSES

    Premium revenue for traditional life insurance products is reported as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the premium paying period. This association is accomplished by means of a provision for future policy benefit reserves and the amortization of deferred policy acquisition costs. Revenues for universal life policies and annuity products consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees, and surrender charges. Expenses related to these products include interest credited to policy account balances and benefit claims incurred in excess of policy account balances. Premiums earned on group accident and health insurance business are recorded as fees net of ceded commissions in accident and health insurance premiums, net.

    (m)  EARNINGS PER SHARE

    Net earnings per common share is based on the weighted average number of common and common equivalent shares outstanding during the periods. Net loss per common share is based on the weighted average number of common shares outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common shares issued and options and warrants granted by the Company during the twelve months preceding March 23, 1993, the date of the Company's initial public offering, except those issued to General Electric Capital Corporation ("GE Capital") upon exercise of the GE Capital warrants, have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods presented (using the treasury stock method and a public offering price of $17.00 per share).

    (n)  POSTRETIREMENT BENEFITS

    The Company has no material liabilities for postretirement benefits. The liabilities for certain individuals who were vested in the prior owner's plan or in the prior Lamar Life plan are accounted for in accordance with Statement of Financial Accounting Standards No. 106.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (o)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (p)  RECLASSIFICATIONS

    The Company has reclassified the presentation of certain prior period information to conform with the 1995 presentation. The reclassifications had no effect on the financial position, results of operations or cash flows of the Company.

2.  ACQUISITION
    On April 28, 1995, Life Partners Group, Inc. finalized an agreement to acquire Lamar Financial Group, Inc. ("Lamar"), together with all its subsidiaries, including Lamar Life Insurance Company of Jackson, Mississippi, for a purchase price of $77 million.

    The acquisition is summarized as follows (in millions):



Assets acquired:
  Investments:
    Fixed maturities.......................................  $     666
    Others.................................................        166
                                                             ---------
                                                                   832
  Cost of insurance acquired...............................        126
  Goodwill.................................................         19
  All other................................................        233
                                                             ---------
                                                                 1,210
                                                             ---------
Liabilities assumed:
  Future policy benefits...................................         84
  Policyholder account balances............................        857
  Debt.....................................................         46
  All other................................................        146
                                                             ---------
                                                                 1,133
                                                             ---------
Net assets acquired........................................  $      77
                                                             =========
Financed by:
Borrowings under bank credit facility......................  $      36
Common stock (2,010,645 shares)............................         39
Cash.......................................................          2
                                                             ---------
                                                             $      77
                                                             =========

    The acquisition was accounted for using the purchase method, and the results of operations of Lamar were included in the consolidated statement of operations from the date of acquisition. Also included in the results of operations is a one time charge of $0.5 million for interest expense on the acquisition purchase price. The fair value of assets and liabilities of Lamar were reflected in the Company's consolidated balance sheet as of April 28, 1995, and goodwill recorded as a result of the acquisition was increased by approximately $4.8 million due to further evaluation of the fair values of

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  ACQUISITION (CONTINUED)

the acquired assets and liabilities. Evaluation of fair values for acquired assets and liabilities, including investments, cost of insurance purchased, and insurance and annuity liabilities is continuing and allocation of the purchase price may be further adjusted.

    As of December 31, 1995, the Company had substantially completed the move of the primary life, annuity and corporate functions of Lamar from its location in Jackson, Mississippi, to the Company's headquarters in Englewood, Colorado. In connection with this move, the Company has incurred and anticipates certain additional closing and moving costs, costs to involuntarily terminate or relocate employees, and terminate or renegotiate certain contracts. Management has estimated these costs to total approximately $3.8 million, and has included such estimated costs in the allocation of the acquired net assets of Lamar. Such costs may be revised in future periods if actual costs deviate significantly from the estimates.

    The following unaudited pro forma information presents the consolidated results of operations of the Company and Lamar as if the acquisitions had been effective at the beginning of the periods presented, after giving effect to adjustments to reflect the acquisition and the financing related thereto.

                                                                                PRO FORMA
                                                                         YEAR ENDED DECEMBER 31,
                                                                      ------------------------------
                                                                           1995            1994
                                                                      --------------  --------------
                                                                       (IN THOUSANDS, EXCEPT SHARE
                                                                           AND PER SHARE DATA)
Revenues............................................................  $      598,313  $      530,641
Earnings (loss) before income taxes and extraordinary item..........         (14,919)         67,356
Earnings (loss) before extraordinary item...........................         (12,289)         43,419
Net earnings (loss).................................................         (12,289)         40,861

Earnings (loss) per share before extraordinary item.................  $        (0.44) $         1.54
Net earnings (loss) per share.......................................  $        (0.44) $         1.45
Weighted average common shares and common equivalent shares
 outstanding........................................................      27,777,188      28,121,677

    The above unaudited pro forma information is intended for informational purposes only and may not necessarily be indicative of the Company's future results of operations.

3.  NOTES PAYABLE
    Notes payable at December 31, 1995, and December 31, 1994, are summarized below (in thousands):

                                                                                   AMOUNT OUTSTANDING
                                                                                   NET OF UNAMORTIZED
                                                         AMOUNT OUTSTANDING          ISSUANCE COSTS
                                                      ------------------------  ------------------------
                                                         1995         1994         1995         1994
                                                      -----------  -----------  -----------  -----------
Borrowings under bank credit facility (A)...........  $   156,178  $   121,178  $   155,581   $  120,370
12 3/4% Senior Subordinated Notes Due 2002 (B)......       95,100       95,100       90,502       90,090
                                                      -----------  -----------  -----------  -----------
                                                      $   251,278  $   216,278  $   246,083  $   210,460
                                                      ===========  ===========  ===========  ===========

(A) On August 12, 1994, the unsecured syndicated credit facility was amended and restated to include a $50 million revolving credit facility and various other modifications. On April 28, 1995, the Company utilized $36 million of the revolving credit facility in the acquisition of Lamar Financial

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  NOTES PAYABLE (CONTINUED)

    Group, Inc. (See Note 2). On December 28, 1995, the Company utilized the remaining $14 million of the facility. According to the amended agreement, the $50 million outstanding principal will convert to a term loan effective January 1, 1997, payable in quarterly installments through September 30, 1999. The outstanding principal under the existing term loan is payable in quarterly installments through September 30, 1999. Both the outstanding term loan principal and outstanding revolving loan principal may be designated as a "base rate loan", a "eurodollar loan", or a combination of both at the Company's option on a periodic basis.

    Any principal portion designated as a base rate loan bears interest at a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1%, or (b) the Prime rate for such day. Any principal portion designated as a eurodollar loan bears interest at a rate per annum based upon the one, two, three, or six month LIBOR rate, plus a 1.0% margin. At December 31, 1995, the entire outstanding term loan principal amount of $106.2 million was designated by the Company as a eurodollar loan, bearing interest based upon the six month LIBOR rate of 6.75%. The outstanding revolving loan principal amount of $50 million was also designated by the Company as a eurodollar loan. Of the outstanding revolving loan principal, $36.0 million bears interest based on the six month LIBOR rate of 6.88%, and $14.0 million bears interest based upon the three month LIBOR rate of 6.69%. The loan agreement under the bank credit facility contains covenants, the most restrictive of which limits payments by the Company for dividends to 3% of net worth as defined in the agreement.

(B) On July 30, 1992, Life Partners completed a public offering of $100 million of unsecured senior subordinated notes. The notes bear interest at the rate of 12 3/4% (payable semi-annually on January 15 and July 15), and the principal of the notes is payable in a single installment at maturity on July 15, 2002. The notes are redeemable at Life Partners' option at any time after July 15, 1997, and there are no sinking fund requirements. The notes may be redeemed by Life Partners at redemption prices of 103.643% and 101.831% of the outstanding principal balances in the 12-month periods commencing July 15, 1997 and 1998, respectively, or at 100% thereafter. One of Life Partners' subsidiaries purchased $4.9 million of the notes in 1993.

    The following summary sets forth the principal balance of maturities of notes payable during each of the next five years (in thousands):


1996.....................................................  $  15,000
1997.....................................................     38,182
1998.....................................................     48,182
1999.....................................................     54,814
2000 and thereafter......................................     95,100
                                                           ---------
                                                           $ 251,278
                                                           =========

    The components of interest expense associated with notes payable are as follows (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------

Notes payable........................................................  $  23,225  $  20,728  $  23,584
Indebtedness to related party........................................                            2,396
                                                                       ---------  ---------  ---------
    Total............................................................  $  23,225  $  20,728  $  25,980
                                                                       =========  =========  =========

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   NOTES PAYABLE (CONTINUED)

    Interest expense for the year ended December 31, 1995, as reported in the consolidated statement of operations, also includes interest paid or accrued to the Internal Revenue Service relating to assessments on prior tax years of $4.2 million (See Note 12), and interest expense of $0.5 million associated with purchase accounting of Lamar (See Note 2).

    To the extent that loans were payable to GE Capital, which owned approximately 40% of the outstanding common stock of Life Partners at January 1, 1993, under the Senior Loan Agreement, they were classified as "Indebtedness to related party." To the extent that loans are payable to unaffiliated third parties, they are classified as "Notes payable" (see Note 9).

    The interest and principal payment terms of surplus debentures payable by Wabash to Life Partners are structured, subject to certain surplus restrictions, to provide sufficient cash to meet all payment terms on these loan agreements (see Note 7).

4.  INVESTMENTS
    Investment income by type of investment was as follows (in thousands):


                                                                        YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    1995         1994         1993
                                                                 -----------  -----------  -----------

Gross investment income:
  Fixed maturities.............................................  $   251,403  $   211,318  $   199,164
  Policy loans.................................................       14,732       12,212       12,691
  Short-term investments.......................................        6,583        4,277        4,848
  Other invested assets........................................        5,360        4,179        4,877
  Mortgage loans...............................................        9,445        3,041        4,043
  Equity securities............................................        1,866        1,336        1,113
  Collateral loans.............................................          214          106          118
  Investment real estate.......................................        1,506          337          246
                                                                 -----------  -----------  -----------
    Gross investment income....................................      291,109      236,806      227,100
                                                                 -----------  -----------  -----------
Less: Investment expenses......................................        6,060        6,293        5,969
      Interest expense on investment borrowings................        7,981        5,135
                                                                 -----------  -----------  -----------
Net investment income..........................................  $   277,068  $   225,378  $   221,131
                                                                 ===========  ===========  ===========

    Following is an analysis of net realized gains (losses) on investments (in thousands):

                                                                        YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------
                                                                     1995        1994        1993
                                                                   ---------  ----------  ----------
Fixed maturities.................................................  $   1,253    $(10,122)   $(13,063)
Equity securities................................................     14,577      (1,126)     33,845
Other............................................................        (45)     (8,404)     (2,378)
                                                                   ---------  ----------  ----------
                                                                   $  15,785    $(19,652)    $18,404
                                                                   =========  ==========  ==========

    Realized investment gains (losses) resulted in (decelerated) accelerated net amortization expense for deferred policy acquisition and deferred policy fees of $(8,039,000), $12,000 and $4,773,000 during the years ended December 31, 1995,
1994 and 1993, respectively.

    Realized investment losses for other than temporary declines in the market values of debt securities totaled $9.2 million, $7.1 million, and $54.5 million in 1995, 1994, and 1993, respectively.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS (CONTINUED)

    During 1995, the Company sold $35.1 million of fixed maturity investments which were previously classified as held-to-maturity. Such sales were primarily the result of significant deterioration of creditworthiness of the issuers. Based upon available information, the Company concluded that, in all probability, substantial amounts due would not be collected or there would be delay in collection, causing the Company to sell these securities. As a result of such sales, the Company realized net losses of $1.6 million in 1995.

    The cost and estimated fair values of equity securities are as follows (in thousands):

                                                                      GROSS        GROSS     ESTIMATED
                                                                   UNREALIZED   UNREALIZED     FAIR
                                                          COST        GAINS       LOSSES       VALUE
                                                        ---------  -----------  -----------  ---------

December 31, 1995:
Preferred stock.......................................  $  18,984   $   1,123    $     502   $  19,605
Common stock..........................................      1,945       2,271          100       4,116
                                                        ---------  ----------   ----------   ---------
    Totals............................................  $  20,929   $   3,394    $     602   $  23,721
                                                        =========  ==========   ==========   =========
December 31, 1994:
Preferred stock.......................................  $   8,760   $     231    $   1,134   $   7,857
Common stock..........................................      5,745      14,057          149      19,653
                                                        ---------  ----------   ----------   ---------
    Totals............................................  $  14,505   $  14,288    $   1,283   $  27,510
                                                        =========  ==========   ==========   =========

    The amortized cost and estimated fair values of debt securities classified as fixed maturity investments held-to-maturity are as follows (in thousands):

                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                                                    COST         GAINS       LOSSES     FAIR VALUE
                                                                 -----------  -----------  -----------  -----------
December 31, 1995:
United States treasury securities and obligations of United
 States government corporations and agencies...................  $     2,024   $      44                $     2,068
Obligations of states and political subdivisions...............        2,420         307                      2,727
Debt securities issued by foreign government...................       16,272       1,014                     17,286
Corporate securities...........................................      533,110      36,273    $   4,280       565,103
Mortgage-backed securities.....................................       74,470       4,959          107        79,322
Other debt securities..........................................       50,530       4,641          301        54,870
                                                                 -----------   ----------   ---------   -----------
    Totals.....................................................  $   678,826   $  47,238    $   4,688   $   721,376
                                                                 ===========   =========    =========   ===========

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS (CONTINUED)

                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                COST          GAINS       LOSSES      FAIR VALUE
                                                            -------------  -----------  -----------  -------------
December 31, 1994:
United States treasury securities and obligations of
 United States government corporations and agencies.......  $      32,725   $      44   $     1,964  $      30,805
Obligations of states and political subdivisions..........            757          88                          845
Debt securities issued by foreign governments.............         19,077                     2,851         16,226
Corporate securities......................................      1,047,684       7,991        71,981        983,694
Mortgage-backed securities................................        226,205          55        12,814        213,446
Other debt securities.....................................        243,586         456        20,807        223,235
                                                            -------------  ----------   ----------   -------------
    Totals................................................  $   1,570,034   $   8,634   $   110,417   $  1,468,251
                                                            =============  ==========   ===========  =============

    The amortized cost and estimated fair values of debt securities classified as investments available-for-sale are as follows (in thousands):

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                COST          GAINS       LOSSES      FAIR VALUE
                                                            -------------  -----------  -----------  -------------
December 31, 1995:
United States treasury securities and obligations of
 United States government corporations and agencies.......  $      93,368  $     4,620   $     110   $      97,878
Obligations of states and political subdivisions..........          8,443          273                       8,716
Debt securities issued by foreign governments.............         18,440          673          66          19,047
Corporate securities......................................      1,044,051       52,822      11,965       1,084,908
Mortgage-backed securities................................      1,147,848       52,606       1,345       1,199,109
Other debt securities.....................................        249,325       14,584       1,202         262,707
                                                            -------------  -----------   ---------   -------------
    Totals................................................  $   2,561,475  $   125,578   $  14,688   $   2,672,365
                                                            =============  ===========   =========   =============



                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
December 31, 1994:
United States treasury securities and obligations of United
 States government corporations and agencies...............  $      94,245   $     238    $   5,629   $      88,854
Obligations of states and political subdivisions...........          1,427                       79           1,348
Debt securities issued by foreign government...............          4,859                      615           4,244
Corporate securities.......................................        389,856       3,794       20,066         373,584
Mortgage-backed securities.................................        575,181       3,272       30,974         547,479
Other debt securities......................................         47,218         365        4,382          43,201
                                                             -------------   ---------    ---------   -------------
    Totals.................................................  $   1,112,786   $   7,669    $  61,745   $   1,058,710
                                                             =============   =========    =========   =============

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS (CONTINUED)

    The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Held-to-Maturity:



                                                                            AMORTIZED    ESTIMATED
                                                                              COST      FAIR VALUE
                                                                           -----------  -----------
                                                                                (IN THOUSANDS)

Due in one year or less..................................................  $       990  $       983
Due after one year through five years....................................       75,968       77,322
Due after five years through ten years...................................      214,310      225,881
Due after ten years......................................................      313,088      337,868
                                                                           -----------  -----------
                                                                               604,356      642,054
Mortgage-backed securities...............................................       74,470       79,322
                                                                           -----------  -----------
                                                                           $   678,826  $   721,376
                                                                           ===========  ===========

    Available-for-Sale:

                                                                         AMORTIZED      ESTIMATED
                                                                           COST        FAIR VALUE
                                                                       -------------  -------------
                                                                              (IN THOUSANDS)
Due in one year or less..............................................  $      26,400  $      26,599
Due after one year through five years................................        240,530        249,527
Due after five years through ten years...............................        547,760        573,534
Due after ten years..................................................        598,937        623,596
                                                                       -------------  -------------
                                                                           1,413,627      1,473,256
Mortgage-back securities.............................................      1,147,848      1,199,109
                                                                       -------------  -------------
                                                                       $   2,561,475  $   2,672,365
                                                                       =============  =============

    In November 1995, the Financial Accounting Standards Board issued "A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES" which permitted a one-time reassessment of the appropriateness of the classifications of all securities. Based on such reassessment, the Company transferred certain securities from the held-to-maturity portfolio to the available-for-sale portfolio in November 1995. The transferred securities had an amortized cost of approximately $1,201.4 million and net unrealized gains of approximately $52.1 million. The transfer resulted in an increase of approximately $26.4 million to shareholders' equity. Such reassessment does not change management's intent to hold other debt securities to maturity.

    Gross gains of $25.3 million and gross losses of $14.8 million were realized in 1995 from the sale of investments in debt securities; gross gains of $19.0 million and gross losses of $22.0 million were realized in 1994; and gross gains of $47.6 million and gross losses of $6.2 million were realized in 1993.

    At December 31, 1995, the Company held cash and short-term investments of Dreyfus Treasury Cash Management Fund with a carrying amount of $58.7 million, which was greater than 10% of stockholders' equity at December 31, 1995.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS (CONTINUED)

    At December 31, 1994, the carrying amount, fair value and effective yield of high-risk collateralized mortgage obligations included in fixed maturities were $11.6 million, $10.7 million and 14.8%, respectively. At December 31, 1995, the Company did not hold any collateralized mortgage obligations which would be considered high-risk.

    The carrying value of investments that have produced no investment income for the three years ended December 31, 1995, 1994 or 1993 was not material to the Company's consolidated financial position.

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks. The Company entered into interest rate swap agreements during 1991 and 1993 for the purpose of minimizing exposure to fluctuations in interest rates of specific assets held by the Company. The notional amount of such matched swaps outstanding at December 31, 1994 and 1993, was $20 million, and $120 million, respectively. During 1994, certain swaps were terminated resulting in an aggregate loss of approximately $6.8 million. During the first quarter of 1995, the Company terminated its remaining swaps which resulted in an aggregate loss of approximately $116,000.

    Following is an analysis of the components of net unrealized gains (losses), net of tax on investments (in thousands):

                                                                                 DECEMBER 31,
                                                                            -----------------------
                                                                               1995         1994
                                                                            -----------  ----------

Investments carried at estimated fair value:
  Available-for-sale fixed maturities.....................................  $   110,890  $  (54,076)
  Equity securities.......................................................        2,792      13,005
                                                                            -----------  ----------
                                                                                113,682     (41,071)
Less effect on other balance sheet accounts:
  Deferred policy acquisition costs.......................................      (11,510)      6,131
  Cost of insurance acquired..............................................      (14,427)
  Deferred policy fees....................................................        1,485        (244)
  Deferred income taxes...................................................      (31,140)     12,535
  Other...................................................................          179        (134)
                                                                            -----------  ----------
  Net unrealized gains (losses) on investments............................  $    58,269  $  (22,783)
                                                                            ===========  ==========

5.  CONCENTRATIONS OF CREDIT RISK

    The Company held unrated or non-investment grade corporate debt securities, excluding senior secured debt securities and mezzanine financing securities, as follows (in millions):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1994
                                                                                ---------  ---------
Carrying value, net of loss reserves..........................................  $   146.2  $   101.9
Market value..................................................................      150.0      100.8
Percentage of fixed maturity investments......................................          4%         4%
Percentage of total cash and invested assets..................................          4%         3%
Number of issuers.............................................................         74         77

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  CONCENTRATIONS OF CREDIT RISK (CONTINUED)

    Additionally, the Company held investments in non-investment grade senior secured debt securities and mezzanine financing securities as follows (in millions):

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1995       1994
                                                                       ---------  ---------
Carrying value.......................................................  $    61.8  $    68.3
Market value.........................................................       61.3       68.3
Percentage of fixed maturity investments.............................          2%         3%
Percentage of total cash and invested assets.........................          2%         2%
Numbers of issuers...................................................         20         24

6.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument required to be valued by SFAS 107 for which it is practicable to estimate that value. None of the financial instruments are held for trading purposes.

    (a)  FIXED MATURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE

    For those securities held-to-maturity and available-for-sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or discounted future cash flows.

    (b)  EQUITY SECURITIES

    For equity securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    (c)  MORTGAGE LOANS ON REAL ESTATE

    Fair value is estimated by grouping mortgage loans into homogeneous categories and using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

    (d)  SHORT-TERM INVESTMENTS

    For short-term instruments, the carrying amount is a reasonable estimate of fair value.

    (e)  INVESTMENT CONTRACT LIABILITIES

    For annuity contracts which do not possess significant insurance risks, cash surrender value is a reasonable estimate of fair value.

    (f)  NOTES PAYABLE

    For borrowings under the senior loan agreement and the bank credit facility, which are subject to floating rates of interest, the outstanding balance is a reasonable estimate of fair value. Fair value of borrowings under the senior subordinated notes due in 2002 equals quoted market price at the reporting date.

    (g)  INTEREST RATE SWAP AGREEMENTS

    The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    (h)  NOTES AND ACCOUNTS RECEIVABLE AND UNCOLLECTED PREMIUMS

    Notes and accounts receivable and uncollected premiums are primarily insurance contract related receivables which are determined based upon the underlying insurance liabilities and related reinsurance amounts, and thus are excluded for the purpose of fair value disclosure by paragraph 8(c) of SFAS 107.

    The estimated fair values of the Company's financial instruments required to be valued by SFAS 107 are as follows as of December 31 (in thousands):



                                                                   1995                          1994
                                                       ----------------------------  ----------------------------
                                                         CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                          AMOUNT       FAIR VALUE       AMOUNT        FAIR VALUE
                                                       -------------  -------------  -------------  -------------
Financial assets:
  Fixed maturities:
    Held-to-maturity.................................  $     678,826  $     721,376  $   1,570,034  $   1,468,251
    Available-for-sale...............................      2,672,365      2,672,365      1,058,710      1,058,710
  Equity securities..................................         23,721         23,721         27,510         27,510
  Mortgage loans on real estate......................        110,214        100,003         34,177         34,184
  Policy loans (A)...................................        226,212                       192,909
  Short-term investments.............................         71,744         71,744          5,537          5,537
  Other invested assets (B)..........................         59,593                        56,039

Financial liabilities:
  Investment contract liabilities....................      1,246,807      1,152,950        888,514        810,187
  Notes payable:
    Senior subordinated notes due 2002...............         90,502        101,548         90,090        101,282
    Bank credit facility.............................        155,581        155,581        120,370        120,370
Unrecognized financial instruments:
  Interest rate swaps in a net receivable position
   (C)...............................................                                           76           (219)


(A) It is not practicable to estimate the fair value of policy loans as they have no stated maturity and their rates are set at a fixed spread to related policy liability rates. Policy loans are carried at the aggregate unpaid principal balances in the consolidated balance sheets, and earn interest at rates ranging from 4% to 9%. Individual policy liabilities in all cases equal or exceed outstanding policy loan balances.

(B) Other invested assets consist primarily of limited partnership investments acquired prior to 1995 and carried at cost, for which the determination of fair value is not practicable. The carrying value of limited partnership investments were $42.1 million and $45.8 million at December 31, 1995 and 1994, respectively.

(C) The amount shown under "carrying amount" represents accrued interest on the unrecognized notional amounts of interest rate swaps.

7.  STOCKHOLDERS' EQUITY AND RESTRICTIONS

    At December 31, 1995 and 1994, substantially all of consolidated stockholders' equity represented net assets of insurance subsidiaries that cannot be transferred to Life Partners in the form of dividends, loans, or advances without prior regulatory approval. Funds are transferred from Wabash to Life Partners in the form of interest and principal payments on the surplus debentures (see Note 3).

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  STOCKHOLDERS' EQUITY AND RESTRICTIONS (CONTINUED)

Generally, the net assets of the other insurance subsidiaries available for transfer to Wabash are limited to the greater of the respective insurance subsidiary's net gain from operations during the preceding year or 10% of the respective subsidiary's net surplus as of the end of the preceding year, as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Payment of dividends in excess of such amounts would generally require approval by the regulatory authorities. During 1996, $37.7 million is available for payment of dividends by insurance subsidiaries to Wabash without prior approval.

8.  PREFERRED STOCK

    At December 31, 1995 and 1994, Life Partners has 10,000,000 authorized shares of Series Life Partners Series Preferred Stock with $.01 par value and $1,000 per share stated value, 250,000 shares of which are designated as 15% Series A Exchangeable Preferred Stock.

    On March 31, 1993, as a result of the receipt of proceeds from the issuance of common stock through an initial public offering, all outstanding shares of Series A Exchangeable Preferred Stock and accrued PIK Dividends were redeemed. There were no outstanding shares at December 31, 1995 and 1994 (See Note 9).

9.  COMMON STOCK

    On March 23, 1993, the Company amended its certificate of incorporation to, among other things, change its authorized Class A Common Stock and Class B Common Stock into one class of stock of the Company designated as Common Stock. Upon the effectiveness of such amendment, each of the 13,150,749 issued and outstanding shares of Class A Common Stock and 1,234,675 issued and outstanding shares of Class B Common Stock were automatically converted into one share of Common Stock. During 1995 and 1994 the Company paid approximately $3,018,192, or $0.11 per share, and $2,035,000, or $0.08 per share, in cash dividends on the Common Stock, respectively.

    On March 31, 1993, the Company issued 11,000,000 shares of $.001 par value Common Stock through an initial public offering at a price of $17 per share. Also included in the offering were 5,806,440 shares of Common Stock previously owned by GE Capital. The Company did not receive any proceeds from the sale of the GE Capital shares. The net proceeds to the Company from the offering were used to redeem all outstanding shares of Series A Exchangeable Preferred Stock and accrued PIK Dividends for $122.0 million and to prepay $51.7 million on the notes payable.

    At December 31, 1993, there were 37,719 shares of Common Stock reserved for issuance to three directors pursuant to warrants issued during 1991 and 1992. During 1994, two of the directors exercised their warrants and were each issued 12,573 shares of Common stock at an exercise price of $3.98 per share. The remaining warrant has an exercise price of $3.98 per share, is currently exercisable by the holder, and, if unexercised, will expire on November 12, 1996. The option price was determined by the Compensation Committee of the Board of Directors in February 1991 and represented a 25% premium over the previous sale of stock in March 1990. In August 1993, the Board of Directors formally granted options to a director to purchase 10,000 shares of Common Stock at an exercise price of $21.00 per share. The options vest in equal amounts in 1994, 1995, and 1996, and expire in 2003.

    At December 31, 1995, and 1994, there were 352,941 shares of Common Stock reserved for issuance pursuant to an option which was granted to an officer in 1991 at an exercise price of $5.31 per share. The option vested in October 1992 and expires on November 1, 2001. Upon issuance the shares will be subject to transfer and voting restrictions imposed under an agreement among Life Partners

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMON STOCK (CONTINUED)

and its stockholders. At issuance, the option price was greater than the fair value of the stock, based on the value negotiations with the option holder and the restrictions placed on the sale of the stock by virtue of a pledge and a stockholders agreement.

    On November 30, 1994 the Company granted options to purchase 250,000 shares of Common Stock to the Company's chief executive officer. The options are exercisable at $20.25 per share, vest equally over a five year period, and expire in 2003.

    In addition, Life Partners has reserved 800,000 shares of Common Stock for future issuance pursuant to a stock option plan which is for the benefit of officers and key employees. Stock options were formally granted by the Compensation Committee of the Life Partners Board of Directors at a price not less than market value on the date of grant. They are exercisable for up to ten years from the date of grant and vest equally over a three or five year period.

    Options outstanding under this stock option plan are as follows:

                                                                                              NUMBER OF SHARES
                                                                                     ----------------------------------
                                                             OPTION PRICE               1995        1994        1993
                                                    -------------------------------  -----------  ---------  ----------
Outstanding at January 1..........................     $ 3.28         to     $20.25      612,101    606,134     606,400
Granted during the year...........................     $19.13         to     $20.25                              84,400
                                                       $16.75                                       100,800
                                                       $12.62         to     $18.50      685,600
Exercised during the year.........................     $ 3.28         to     $20.25     (370,872)   (93,766)    (25,998)
Forfeited during the year.........................                                       (53,734)    (1,067)    (58,668)
Transferred into plan.............................                                       250,000
                                                    ---------             ---------  -----------  ---------  ----------
Outstanding at December 31........................     $ 3.28         to     $20.25    1,123,095    612,101     606,134
                                                                                     ===========  =========  ==========
Portion thereof that is exercisable at
  December 31.....................................     $ 3.28         to     $20.25      202,022    278,469     166,512
                                                                                     ===========  =========  ==========
Available for future grant........................                                       186,269     68,135     167,868
                                                                                     ===========  =========  ==========

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMON STOCK (CONTINUED)

    Capital stock activity for the years 1995, 1994, and 1993 was as follows:



                                                                                    NUMBER OF SHARES
                                                         AUTHORIZED   --------------------------------------------
                                                         PER SERIES       1995           1994            1993
                                                         -----------  -------------  -------------  --------------
Preferred stock (authorized 10,000,000 shares):
  15% Series A Exchangeable Preferred Stock............     250,000
  Balance, beginning of year...........................                                                    118,005
  Preferred stock dividends in kind....................                                                      3,978
  Redemption of preferred stock........................                                                   (121,983)
                                                                      -------------  -------------  --------------
  Balance, end of year.................................                                                          0
                                                                      =============  =============  ==============
Common Stock Class A (authorized 50,000,000 shares):
  Balance, beginning of year...........................                                                 13,150,749
  Conversion of Class A Common Stock to
    Common Stock.......................................                                                (13,150,749)
                                                                      -------------  -------------  --------------
  Balance, end of year.................................                                                          0
                                                                      =============  =============  ==============
Common Stock, Class B (authorized 2,000,000 shares):
  Balance, beginning of year...........................                                                  1,234,675
  Conversion of Class B Common Stock to
    Common Stock.......................................                                                 (1,234,675)
                                                                      -------------  -------------  --------------
  Balance, end of year.................................                                                          0
                                                                      =============  =============  ==============
Common Stock (authorized 50,000,000 shares):
  Balance, beginning of year...........................                  25,530,334     25,411,422
  Common Stock issued in initial public
    offering...........................................                                                 11,000,000
  Common Stock issued in acquisition of
    subsidiaries.......................................                   2,010,645
  Exercise of stock options to
    purchase Common Stock..............................                     370,872         93,766          25,998
  Exercise of stock warrants to purchase
    common stock.......................................                                     25,146
  Conversion of Class A Common Stock to
    Common Stock.......................................                                                 13,150,749
  Conversion of Class B Common Stock to
    Common Stock.......................................                                                  1,234,675
                                                                      -------------  -------------  --------------
  Balance, end of year.................................                  27,911,851     25,530,334      25,411,422
                                                                      =============  =============  ==============

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). SFAS 123 establishes fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing equity securities, including stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMON STOCK (CONTINUED)

stock options is determined using an option-pricing model. This statement encourages, but does not require, companies to adopt the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. However, it does require a company to comply with the disclosure requirements set forth in the statement. The Company expects to continue to utilize the accounting in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and in 1996, and thereafter, expects to make pro forma disclosures of net income as if the fair value based method of accounting defined in SFAS 123 had been applied.

10. REINSURANCE

    The life insurance subsidiaries have retention limits for acceptance of risk on life insurance policies at various levels up to $1 million, for business issued prior to 1987. Effective January 1, 1987, the retention limit for new policy issues has been set at various levels up to $500,000. There are reinsurance agreements with various companies whereby insurance in excess of the respective subsidiaries' retention limits is reinsured. To the extent that reinsuring companies become unable to meet their obligations under these agreements, the subsidiaries remain contingently liable. Insurance in force ceded at December 31, 1995 and 1994 under risk sharing arrangements totaled approximately $16.4 billion and $11.0 billion, respectively. The liability for future policy benefits is stated exclusive of amounts applicable to such risk sharing reinsurance ceded as of December 31, 1995, and 1994 of $86.5 million and $75.2 million, respectively. Policyholder benefits reflects the reduction of death and accident and health claims by amounts recovered from reinsurers of $114.3 million, $42.9 million and $41.4 million for the years ended December 31, 1995, 1994, and 1993, respectively.

    Accident and health premiums are net of assumed premiums of $41.4 million and ceded premiums of $71.4 million for the year ended December 31, 1995. The Company did not have material reinsurance for accident and health business prior to the Lamar acquisition in 1995.

    Massachusetts General has ceded a block of insurance under a coinsurance agreement generally known as "financial reinsurance." Net statutory surplus provided by this treaty was $1.3 million and $2.9 million at December 31, 1995 and 1994, respectively. Lamar Life has also ceded a block of insurance under a coinsurance agreement that is considered financial reinsurance. Net surplus provided by this treaty was $8.2 million at December 31, 1995. These reinsurance agreements represent financing arrangements and, in accordance with generally accepted accounting principles, are not reflected as reinsurance in the accompanying financial statements except for the risk fees paid to or received from the reinsurers.

    The Company held assets and reserves of approximately $192.0 million and $161.6 million at December 31, 1995 and 1994, respectively, under modified coinsurance agreements with reinsurance companies owned by certain of the Company's agents.

    During July 1993 the Company entered into a coinsurance agreement whereby the Company received $140.1 million in cash and assumed $154.6 million in annuity fund liabilities, which were subject to surrender penalties aggregating $17.2 million.

11. COMMITMENTS, LITIGATION AND CONTINGENT LIABILITIES

    IPS leases office facilities in Englewood, Colorado. In July, 1994 the Company renegotiated certain provisions of the master lease agreement. The minimum rental commitment under the revised noncancelable lease is $1.1 million per year through June, 2014 and $2.6 million per year through the lease expiration date in July, 2016. The Company has no other significant long-term leases. Rental expense for the years 1995, 1994, and 1993 was approximately $1.9 million, $2.0 million, and $2.7 million, respectively.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS, LITIGATION AND CONTINGENT LIABILITIES (CONTINUED)

    Wabash and Life Partners, as guarantor of the obligations of Wabash, entered into an agreement with Perot Systems Corporation ("Perot") to provide data processing services to the Company through February, 2001. Fees under the servicing agreement are based upon usage, with minimum annual fees of $3.6 million. The agreement is subject to an option available in 1996 whereby Wabash could pay a fee of approximately $4 million to terminate the agreement. The Company is negotiating with Perot regarding this option as part of a review of its data processing arrangements.

    At December 31, 1994, Philadelphia Life and Massachusetts General were defendants in a class action originally instituted by a former agent and policyholder of Philadelphia Life. In the case, the plaintiff alleged that these companies breached the terms of certain universal life policies by increasing the cost of insurance rates to pass on a portion of their increased tax liability resulting from the passage of the Revenue Reconciliation Act in 1990, which act contained provisions requiring the recognition of taxable income by the insurer on a percentage of actual premium received on existing, as well as subsequently written, individual life policies (the so called "DAC tax"). On July 31, 1995 the Federal District Court in California approved a settlement of this action following notice to members of the class. The recording of the liability associated with this settlement and other related litigation resulted in a pre-tax expense of $14.2 million for the year ended December 31, 1995.

    In addition, various other lawsuits and claims are pending against the Company. The Company has established a liability of approximately $1 million in its financial statements, as of December 31, 1995, for litigation contingencies. While this provision was established based upon management's judgment as to the probable exposure associated with the disposition of these lawsuits, there can be no assurance that the Company's ultimate liability, if any, in connection with such lawsuits will not exceed the provisions established therefor.

    In connection with the Company's acquisition of certain of its insurance subsidiaries, the seller, I.C.H. Corporation ("I.C.H.") agreed to indemnify the Company relative to various matters pertaining to the Internal Revenue Service ("IRS") examination for periods prior to the acquisition of said insurance subsidiaries. To the extent the IRS examination of preacquisition tax years results in an increase in the Company's tax in years subsequent to the examination, I.C.H. has contractually agreed to reimburse the Company for certain disallowed deductions relating to Philadelphia Life. In addition, the Company believes that I.C.H. is liable for damages in postacquisition tax years with respect to Massachusetts General and other insurance subsidiaries resulting from I.C.H.'s failure to satisfy certain contractual covenants in connection with such tax examinations. Philadelphia Life is also a party to an indemnification agreement between Tenneco Inc. ("Tenneco"), I.C.H. and others included in the acquisition agreement pursuant to which I.C.H. acquired Philadelphia Life and other insurance companies from Tenneco pursuant to which Tenneco agreed to indemnify Phliadelphia Life for certain lost deductions.

    On October 10, 1995, I.C.H. filed under Chapter 11 for bankruptcy protection. I.C.H., in publicly released documents, has stated that it has reached a tentative agreement with the IRS for tax years through 1989 whereby I.C.H.'s insurance subsidiaries would be subject to approximately $68 million of federal income tax liability and interest for years in which certain of the Company's insurance subsidiaries were members of the consolidated federal tax group to which such tax liability related. All members of a consolidated group of companies may be, under federal law, jointly and severally liable for tax deficiencies related to such group. The Company has been informed that I.C.H. has made payment to the IRS for the tax liability and interest. I.C.H. has orally advised the Company of an intention to file suit against certain subsidiaries of the Company for contribution of their respective shares of such tax deficiency. Based upon the indemnification provisions and other relevant documents, the Company does not believe that it will be responsible for an allocable share of said taxes.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS, LITIGATION AND CONTINGENT LIABILITIES (CONTINUED)

    The Company has received a determination from an IRS examination of certain agent compensation practices in certain of its life insurance subsidiaries. The Company has protested and appealed the assessment. It is possible that the ultimate resolution of this examination could result in additional employment taxes, interest and penalties for the period under examination, as well as future periods which are subject to examination. The Company believes that it has made adequate provision for the potential outcome of the appeal.

12. FEDERAL INCOME TAXES

    Life Partners and its direct non-life subsidiary companies acquired in the Lamar acquisition file a consolidated non-life federal income tax return. The life insurance subsidiaries file a consolidated life federal income tax return. Non-life subsidiaries of the insurance companies each file a separate federal income tax return.

    The components of the provision (benefit) for income taxes on operating earnings (loss) before income taxes and extraordinary items are as follows (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Current tax provision................................................  $  19,268  $   2,097  $  39,971
Deferred tax provision (benefit).....................................    (22,539)    19,168    (10,103)
                                                                       ---------  ---------  ---------
    Total income tax provision (benefit).............................  $  (3,271) $  21,265  $  29,868
                                                                       =========  =========  =========

    A reconciliation of the income tax provision (benefit) based on the prevailing corporate tax rate of 35% to the provision reflected in the consolidated financial statements is as follows (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Computed expected income tax expense (benefit) at statutory regular tax rate............................................................  $  (5,829) $  20,465  $  28,651
Amortization of goodwill.............................................        961        835        813
Dividends received deduction.........................................       (379)       (93)       (91)
Change in corporate tax rate.........................................                              479
Other................................................................      1,976         58         16
                                                                       ---------  ---------  ---------
    Total income tax provision (benefit).............................  $  (3,271) $  21,265  $  29,868
                                                                       =========  =========  =========

    The Company recorded a general provision for tax contingencies of $2.0 million at December 31, 1995. The result of this provision was to decrease the Company's 1995 effective tax rate by 12%.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. FEDERAL INCOME TAXES (CONTINUED)

    The temporary differences that give rise to a deferred tax asset (liability) at December 31, 1995 and 1994, relate to the following (in thousands):



                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                               1995          1994
                                                                           ------------  ------------
Investments..............................................................  $    (24,696) $     13,862
Deferred policy acquisition costs and cost of insurance acquired.........      (216,668)     (181,267)
Future policy benefits and policyholder account balances.................       173,940       117,797
Policy acquisition expenses..............................................        37,280        26,087
Net operating loss carryforwards.........................................         3,103         6,672
Other....................................................................         3,259         2,960
                                                                           ------------  ------------
Deferred tax liability...................................................       (23,782)      (13,889)
Valuation allowance......................................................        (2,030)
                                                                           ------------  ------------
Deferred tax liability -- net of valuation allowance.....................  $    (25,812) $    (13,889)
                                                                           ============  ============

    As of December 31, 1995, Life Partners has $8.9 million in federal net operating loss carryforwards which have expiration dates from 2006 through 2009.

    A valuation allowance of $2.0 million has been established as of the purchase date for certain operating loss carryforwards and temporary differences of non-life companies acquired in the Lamar acquisition. The valuation allowance against deferred tax assets will be continually evaluated and any adjustments will be allocated to reduce goodwill or other noncurrent intangible assets of the acquired companies.

    Included in interest expense in the consolidated statement of operations for the year ended December 31, 1995, is a provision for interest of $4.2 million on federal income tax deficiencies relating to prior year taxes. I.C.H. has reached a settlement agreement with the IRS whereby certain of the Company's tax deductions which relate to amortization of purchased intangibles have been disallowed. The provision for interest includes the interest cost related to these lost deductions. As a result of the IRS settlement, the tax basis of certain assets of Philadelphia Life was increased. The effect of this increase will result in a refund of federal income taxes paid in years these assets were sold with a corresponding receipt of interest. No receivable has been established for the interest attributable to the refund of taxes since the amount and timing are uncertain at this time.

    The IRS has examined federal income tax returns of certain Life Partners companies through the 1991 tax year. An examination was also performed on certain Lamar Financial Group subsidiary returns through the 1994 preacquisition tax years. In addition, the Company has been informed that the IRS intends to begin an examination of certain Life Partners' insurance subsidiaries income tax returns for 1992, 1993, and 1994 tax years. The Company does not anticipate any significant adjustments which would materially affect the financial position or results of operations of the Company.

    Under previous life insurance company tax laws, a portion of the Company's gain from operations which was not subject to current income taxation was accumulated for tax purposes as Policyholders' Surplus Accounts. The aggregate accumulation in this account was approximately $7.6 million at December 31, 1995. Should the accumulation in the Policyholders' Surplus Accounts exceed certain stated maximums, or if certain other events occur, all or a portion of the amount may be subject to federal income taxes at rates then in effect. Deferred taxes have not been established for such amounts since the Company does not anticipate paying taxes on the Policyholders' Surplus Accounts.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.PERMITTED STATUTORY ACCOUNTING PRACTICES AND SUPPLEMENTAL STATUTORY FINANCIAL
   INFORMATION

    Life Partners' insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

    Wabash received written approval from Kentucky Department of Insurance to acquire certain Life Partners insurance subsidiaries as of March 30, 1990 and further received permission for the acquisition of Lamar as of April 28, 1995. Investment practices prescribed by the Commonwealth of Kentucky limit such investments in subsidiaries to 50% of the excess of capital and surplus over the minimum required capital and surplus of $1 million, or such higher percentage of the excess as may be approved. At December 31, 1995, Wabash's investment in affiliates exceeded the 50% limitation by $108.1 million, as permitted by the Kentucky Department of Insurance.

    Combined statutory surplus for Life Partner's insurance subsidiaries at December 31, 1995 and 1994 was $153.6 million and $127.9 million, respectively, and combined statutory net income for the years ended December 31, 1995, 1994 and 1993 was $36.7 million, $15.4 million and $38.5 million, respectively. Combined statutory operating earnings, excluding income tax and interest expense, was $78.1 million, $75.8 million, and $83.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

14. RELATED PARTY TRANSACTIONS

    In connection with the purchase of the life insurance subsidiaries on March 30, 1990, Wabash entered into a financial advisory agreement with certain shareholders pursuant to which certain shareholders provide financial advisory services to Wabash and the other insurance subsidiaries for an annual fee. This fee was $0.5 million for 1993 and 1994. The financial advisory agreement was terminated on December 31, 1994. During 1994, the Company entered into another agreement with these shareholders in which the Company agreed to pay a fee for services rendered in connection with the acquisition of Lamar Life Insurance
Company. The fee agreed upon is 1% of the aggregate consideration paid and amounted to $1.3 million. The Company anticipates entering into similar agreements with the shareholders regarding future acquisitions.

    In August 1990, the Company committed to invest $10 million, as a limited partner, in acquisition transactions in which an affiliate of a stockholder is the ultimate managing partner. In 1993, the Company increased its commitment in these transactions by an additional $10 million. As of December 31, 1994 and 1995, the Company had invested approximately $17.4 million and $23.4 million as a limited partner in twelve acquisitions. During 1995, the Company committed to invest an aggregate of $4.5 million in two limited partnerships in which this affiliate is also the ultimate managing partner. Of this commitment, $1.4 million is on a standby basis and is subject to increase by $0.8 million upon the occurrence of certain contingencies. As of December 31, 1995, the Company had invested $1.2 million in these limited partnerships. In 1993, a senior term loan and approximately $5 million of senior subordinated notes the Company had previously loaned to certain of the companies acquired were repaid. During 1993, the remaining senior subordinated notes were written off.

    In June 1990, the Company committed to invest $10 million, as a limited partner, in acquisition transactions in which another stockholder serves as the ultimate general partner. During 1992, the Company's previous investment as a limited partner in three acquisitions totaling $7.1 million was converted to common stock of the acquired companies. All of the stock was sold during 1993 and 1994.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. RELATED PARTY TRANSACTIONS (CONTINUED)

During 1993, the Company's previous investment as a limited partner in a fourth acquisition of $2.9 million was converted to common stock of the acquired company. All of the stock was sold during 1994 and 1995.

    During 1992 and 1993, the Company committed to invest an aggregate of $10 million, as a limited partner, in real estate transactions in which an affiliate of a stockholder is the ultimate managing partner. As of December 31, 1994 and 1995, the Company had invested $9.1 million and $13.9 million, respectively, in this limited partnership. As of December 31, 1993, the Company had invested $2.5 million in another limited partnership controlled by an affiliate of this stockholder. During 1994, the Company committed to invest an additional $5.0 million in the limited partnership. As of December 31, 1995, the Company's investment in this limited partnership totaled $6.5 million.

    As of December 31, 1995 and 1994, the Company had invested $2 million, as a limited partner in an acquisition in which an affiliate of a stockholder is the managing partner. In addition, as of December 31, 1993, the Company had invested $7.1 million, in a Senior Loan of the company acquired. The loan was paid off in March 1994. During 1994, the Company committed to invest $1.0 million in another acquisition sponsored by an affiliate of this stockholder. As of December 31, 1995, no investment had been made in this acquisition.

    During 1993, the Company invested $4.0 million as a limited partner in an investment transaction in which another stockholder serves as the ultimate general partner.

    In 1993, the Company paid GE Capital a quarterly agency fee of $100,000 and a loan administration fee of $221,000 for its capacity as agent under the Senior Loan Agreement. Additionally, GE Capital was paid $1.1 million in Senior Loan consent fees in connection with the March 1993 public offering.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. LINES OF BUSINESS

    The Company operates principally in the individual life insurance, annuity and accident and health lines of business. Assets and related investment income are allocated to the lines of business on their respective liabilities and to corporate based on the total capital structure. Information as to the Company's lines of business is as follows (in thousands):



                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Revenues:
  Individual life..........................................................  $   411,043  $   332,131  $   329,960
  Annuity products.........................................................       83,414       69,715       56,629
  Accident and health......................................................       25,377        6,497        6,827
  Corporate................................................................       40,497       39,552       43,912
  Net realized gains (losses)..............................................       15,785      (19,652)      18,404
                                                                             -----------  -----------  -----------
    Total revenues.........................................................  $   576,116  $   428,243  $   455,732
                                                                             ===========  ===========  ===========
  Individual life..........................................................  $   (63,070) $    64,825  $    40,486
  Annuity products.........................................................        3,855       (4,594)      10,348
  Accident and health......................................................        8,846        1,468        1,746
  Corporate................................................................       40,497       39,552       43,912
  Net realized gains (losses)..............................................       15,785      (19,652)      18,404
  Amortization related to individual life realized gains (losses)..........         (289)                     (476)
  Amortization related to annuity products realized gains (losses).........        8,327          (12)      (4,257)
  Amortization of goodwill.................................................       (2,745)      (2,388)      (2,323)
  Interest expense.........................................................      (27,861)     (20,728)     (25,980)
                                                                             -----------  -----------  -----------
    Earnings (loss) before income taxes and extraordinary item.............  $   (16,655) $    58,471  $    81,860
                                                                             ===========  ===========  ===========

    Earnings on the individual life and annuity lines include net charges of $58.5 million and $8.1 million, respectively, relating to the revision of estimated future gross profits used to amortize deferred policy acquisition costs and deferred policy fees (See Note 1).

16. SUPPLEMENTAL DATA TO CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash payments for interest expense and income taxes were as follows (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Interest expense.....................................................  $  23,862  $  18,628  $  23,263
Income taxes.........................................................     18,229     14,500     44,380

    Noncash financing activities include and the payment of dividends in kind on the preferred stock (see Note 8).

    Purchases of fixed maturities available-for-sale and held-to-maturity in 1995, totaled $376.0 million and $13.3 million, respectively. Purchases of fixed maturities available-for-sale and held-to-maturity in 1994 totaled $853.2 million and $988.8 million, respectively.

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SUPPLEMENTAL DATA TO CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

    In connection with the acquisition of Lamar, liabilities were assumed as follows (in thousands):

Fair value of assets acquired..........................  $1,004,182
Cash paid..............................................     (37,937)
Common stock issued....................................     (39,459)
                                                         ----------
Fair value of liabilities assumed......................  $  926,786
                                                         ==========

17. EXTRAORDINARY LOSS

    In 1993, the Company realized extraordinary losses in the aggregate of $7.3 million resulting from the extinguishment of debt. The extraordinary losses are reflected net of the estimated tax effect of $2.5 million.

    An extraordinary loss in the amount of $3.9 million was realized by the Company in 1994 due to the amendment and restatement of the borrowings under the bank credit facility, and is reflected net of $1.4 million in estimated taxes.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Earnings (loss) per common share for each quarter are computed independently of earnings per share for the year. Due to the transactions affecting the weighted average number of shares outstanding in each quarter and due to the uneven distribution of earnings during the year, the sum of the quarterly earnings (loss) per share may not equal the earnings (loss) per share for the year.

                                                                                                  1995
                                                                            ------------------------------------------------
                                                                             1ST QTR.     2ND QTR.     3RD QTR.    4TH QTR.
                                                                            -----------  -----------  -----------  ---------
                                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Total premium income and other considerations.............................   $    55.8    $    73.6    $    75.2   $   75.5
Earnings (loss) before income taxes.......................................        10.9          6.7         23.2      (57.5)
Net earnings (loss) applicable to common stock............................         6.9          4.4         14.8      (39.5)
Net earnings (loss) per common share and common equivalent share..........   $    0.26    $    0.16    $    0.53   $  (1.42)


                                                                                                  1994
                                                                            ------------------------------------------------
                                                                             1ST QTR.     2ND QTR.     3RD QTR.     4TH QTR.
                                                                            -----------  -----------  -----------  ---------
                                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total premium income and other considerations.............................   $    54.1    $    54.1    $    55.3   $    54.4
Earnings (loss) before income taxes and extraordinary item................        20.5         17.9         20.4        (0.3)
Net earnings (loss) applicable to common stock............................        13.2         11.4         10.4        (0.4)

Earnings (loss) per common share and common equivalent share:
  Earnings (loss) before extraordinary item...............................   $    0.51    $    0.44    $    0.50   $   (0.01)
  Extraordinary loss......................................................                                 (0.10)
                                                                             ---------    ---------    ---------   ---------
    Net earnings (loss)...................................................   $    0.51    $    0.44    $    0.40   $   (0.01)
                                                                             =========    =========    =========   =========

    Quarterly results of operations are based on numerous estimates, principally related to policy reserves, the amortization of cost of policies purchased, the amortization of cost of policies produced and income taxes. Such estimates are revised quarterly and are ultimately adjusted to year-end amounts. When such revisions are determined, they are reported as part of operations of the current quarter. During the fourth quarter of 1995, the Company reassessed its estimates relating to deferred

                           LIFE PARTNERS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

policy acquisition costs and deferred policy fees, resulting in a $66.6 million net reduction in such balances (See Note 1). Also during the fourth quarter of 1995, the Company revised its liability for guarantee fund assessments, resulting in a $1.9 million increase in the liability (See Note 1).

19. SUBSEQUENT EVENT

    On March 11, 1996, the Company and Conseco, Inc. ("Conseco") jointly entered into a definitive merger agreement providing for all shareholders of the Company to receive Conseco stock for each of their shares through a share exchange based upon a value of $21.00 per share for Life Partners stockholders. The total value of the transaction would be approximately $840 million, including $600 million to purchase the Company's outstanding common stock and $240 million of existing debt to be assumed by Conseco. Under the merger agreement, Life Partners would become a wholly owned subsidiary of Conseco. Consummation of the merger is subject to customary terms and conditions, including approval by both the stockholders of the Company and Conseco and regulatory authorities. A termination fee of $20 million is payable under certain circumstances by either party if its shareholders do not approve the transaction.

                         CONSECO, INC. AND SUBSIDIARIES



ITEM 7(b).     Financial Statements and Exhibits, continued

               (b) Pro forma consolidated financial statements of Conseco, Inc. and subsidiaries.

                         CONSECO, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

         The unaudited pro forma consolidated statement of operations of Conseco, Inc. ("Conseco") for the year ended December 31, 1995, and for the six months ended June 30, 1996, present the consolidated operating results for Conseco as if the acquisition of Life Partners Group, Inc. ("LPG") (the "Merger") had occurred on January 1, 1995.

         The pro forma consolidated statement of operations data for Conseco for the year ended December 31, 1995, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the Merger" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the acquisition of all of the outstanding common stock of CCP Insurance, Inc. ("CCP") not previously owned by Conseco and related transactions (including the repayment of the a $250.0 million revolving credit agreement); (ii) the increase of Conseco's ownership in Bankers Life Holding Corporation (BLH) to 90.5 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996; (iii) the issuance of 4.37 million shares of Preferred Redeemable Increased Dividend Equity Securities Convertible Preferred Stock ("PRIDES") of Conseco in January 1996; (iv) the BLH tender offer and repurchase of its 13% Senior Subordinated Notes due 2002 (the "13% Notes") and related financing transactions completed in March 1996; and (v) the debt restructuring of American Life Holdings, Inc. ("AGP") in the fourth quarter of 1995. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Form 8-K dated April 10, 1996.

         The pro forma consolidated statement of operations data for Conseco for the six months ended June 30, 1996, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro Forma Conseco before the Merger" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the issuance of 4.37 million shares of PRIDES in January 1996; and (ii) the BLH tender offer for and repurchase of the 13% Notes and related financing transactions completed in March 1996. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Form 10-Q for the quarterly period ended June 30, 1996.

         The unaudited pro forma consolidated balance sheet as of June 30, 1996, gives effect to the Merger as if it had occurred on June 30, 1996.

         The unaudited pro forma consolidated statement of operations data of LPG for the year ended December 31, 1995, set forth under the column "Pro forma LPG before the Merger" reflect the prior application of the pro forma adjustments for the acquisition of Lamar Life Insurance Company (completed on April 28, 1995) as if such acquisition had occurred on January 1, 1995. Such pro forma adjustments are set forth in Exhibit 99.1 included in LPG's Form 8-K dated April 10, 1996.

         The pro forma consolidated financial statements are based on the historical financial statements of Conseco and LPG and should be read in conjunction with their respective financial statements and notes. The pro forma data are not necessarily indicative of the results of operations or financial condition of Conseco had these transactions occurred on January 1, 1995, nor the results of future operations. Conseco anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

         The unaudited pro forma consolidated financial statements reflect cost allocations for the Merger based on: (i) the values of LPG's assets and liabilities as of the assumed dates of Merger; and (ii) appraisals and other studies, which are not yet complete. Accordingly, the final allocations will be different from the amounts included in the accompanying pro forma consolidated financial statements. Although the final allocations will differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information as if the Merger had occurred on the assumed dates of Merger.

                                  CONSECO, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      for the year ended December 31, 1995
                 (Amounts in millions, except per share amounts)
                                   (unaudited)


                                                      Pro forma          Pro forma            Pro forma          Pro forma
                                                       Conseco              LPG              adjustments          Conseco
                                                     before the         before the           relating to      reflecting the
                                                       Merger             Merger             the Merger           Merger
                                                     ----------         ----------          ------------      ---------------
Revenues:
   Insurance policy income                            $1,464.9              $287.9          $     -              $1,752.8
   Investment activity:
     Net investment income                             1,138.5               299.4              16.0  (1)         1,457.8
                                                                                                (0.3) (2)
                                                                                                 4.8  (3)
                                                                                                (0.6) (4)
     Net trading income                                    2.5                 -                  -                   2.5
     Net realized gains                                  185.7                15.8               2.4  (1)           203.9
   Fee revenue                                            33.9                 -                  -                  33.9
   Restructuring income                                   15.2                 -                  -                  15.2
   Other income                                            9.4                 3.2                -                  12.6
                                                      --------           ---------           ---------            -------

         Total revenues                                2,850.1               606.3              22.3              3,478.7
                                                      --------           ---------           ---------            -------

Benefits and expenses:
   Insurance policy benefits and change
     in future policy benefits                         1,106.4               155.0                -               1,261.4
   Interest expense on annuities and financial products  585.2               173.3                -                 758.5
   Interest expense on notes payable                     110.7                28.1              (0.6)  (4)          132.9
                                                                                                (1.1)  (5)
                                                                                                (4.2)  (6)
   Interest expense on investment borrowings              22.2                 8.0               -                   30.2
   Amortization related to operations                    207.8               165.0              (75.5) (7)          308.8
                                                                                                 11.5  (8)
   Amortization related to realized gains                126.0                (8.0)              15.6  (9)          133.6
   Other operating costs and expenses                    272.4                99.8              (15.8) (6)          356.4
                                                     ---------          ----------          ----------           --------

       Total benefits and expenses                     2,430.7               621.2              (70.1)            2,981.8
                                                     ---------          ----------          ----------           --------

       Income (loss) before income taxes,
         minority interest and extraordinary charge      419.4              (14.9)               92.4               496.9
Income tax expense (benefit)                             163.3               (2.6)               (2.5)  (6)         193.4
                                                                                                 35.2  (11)
                                                     ---------          ----------          ----------           --------
       Income (loss) before minority interest and
         extraordinary charge                            256.1              (12.3)               59.7               303.5

Minority interest                                         72.5                -                   -                  72.5
                                                     ---------          ----------          ----------           --------

       Income (loss) before extraordinary charge     $   183.6           $ (12.3)             $ 59.7              $ 231.0
                                                     =========          ==========            =======            ========

Earnings per common shares and common equivalent share:
   Primary:
     Weighted average shares outstanding                  50.5                                  16.3  (12)             66.8
                                                         =====                                  ====                  =====
     Income before extraordinary charge                  $3.27                                                        $3.18
                                                         =====                                                        =====

   Fully diluted:
     Weighted average shares outstanding                  59.7                                  16.3  (12)             76.0
                                                         =====                                  ====                  =====
     Income before extraordinary charge                  $3.07                                                        $3.04
                                                         =====                                                        =====

                     The accompanying notes are an integral
                       part of the pro forma consolidated
                              financial statements.

                                       56

                                  CONSECO, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the six months ended June 30, 1996
                 (Amounts in millions, except per share amounts)
                                   (unaudited)

                                                       Pro forma                              Pro forma          Pro forma
                                                        Conseco                              adjustments          Conseco
                                                      before the            LPG              relating to      reflecting the
                                                        Merger          historical           the Merger           Merger
                                                     ----------         ----------          ------------      ---------------
Revenues:
   Insurance policy income                            $  741.4              $155.8            $   -             $   897.2
   Investment activity:
     Net investment income                               561.9               148.3               7.4  (1)           719.0
                                                                                                (0.2) (2)
                                                                                                 2.2  (3)
                                                                                                (0.6) (4)
     Net trading losses                                   (7.3)                -                  -                  (7.3)
     Net realized gains                                   10.2                 2.3               1.9  (1)            14.4
   Fee revenue                                            20.1                 -                  -                  20.1
   Restructuring income                                   30.4                 -                  -                  30.4
   Other income                                            7.6                 2.6                -                  10.2
                                                       -------              ------            ------             --------


       Total revenues                                  1,364.3               309.0              10.7              1,684.0
                                                      --------              ------             -----            ---------

Benefits and expenses:
   Insurance policy benefits and change in
     future policy benefits                              556.5                69.5                -                 626.0
   Interest expense on annuities and financial products  289.7                88.6                -                 378.3
   Interest expense on notes payable                      51.4                11.8              (0.6)  (4)           62.2
                                                                                                (0.4)  (5)
   Interest expense on investment borrowings               8.6                 2.1                -                  10.7
   Amortization related to operations                     99.5                65.6              (2.4)  (7)          168.3
                                                                                                 5.6   (8)
   Amortization related to realized gains                 12.3                 0.1               1.8   (9)           14.2
   Acquisition and merger expenses                         -                   7.9              (7.9)  (10)            -
   Other operating costs and expenses                    122.0                35.9                -                 157.9
                                                        ------              ------            -------            --------

       Total benefits and expenses                     1,140.0               281.5              (3.9)             1,417.6
                                                       -------              ------            -------            --------

       Income before income taxes, minority interest
         and extraordinary charge                        224.3                27.5              14.6                266.4
Income tax expense                                        85.3                11.6               5.5  (11)          102.4
                                                       -------              ------             -------           --------

       Income before minority interest and
         extraordinary charge                            139.0                15.9               9.1                164.0

Minority interest                                         23.5                  -                 -                  23.5
                                                       -------              ------             ------            --------

       Income before extraordinary charge             $  115.5              $ 15.9              $ 9.1             $ 140.5
                                                      ========              ======             ======            ========

Earnings per common share and common equivalent share:
     Primary:
       Weighted average shares outstanding                52.0                                  16.3 (12)            68.3
                                                        ======                                  ====                 ====
       Income before extraordinary charge                $2.05                                                      $1.93
                                                         =====                                                      =====

     Fully diluted:
       Weighted average shares outstanding                61.5                                  16.3 (12)            77.8
                                                         ======                                 ====                =====
       Income before extraordinary charge                $1.88                                                      $1.81
                                                         =====                                                      =====

                     The accompanying notes are an integral
                       part of the pro forma consolidated
                              financial statements.

                                  CONSECO, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  June 30, 1996
                              (Dollars in millions)
                                   (unaudited)


                                                                                              Pro forma         Pro forma
                                                                                              adjustments        Conseco
                                                         Conseco             LPG              relating to      reflecting the
                                                        historical        historical          the Merger         Merger
                                                        ----------         ----------        ------------      ---------------

Assets
   Investments:
     Actively managed fixed maturity securities
       at fair value                                     $12,500.8          $2,731.2          $661.2  (13)      $15,872.3
                                                                                                15.0  (14)
                                                                                               (35.9) (15)
     Held-to-maturity fixed maturity securities                -               661.2          (661.2) (13)             -
     Equity securities at fair value                          82.3              23.8            (6.5) (16)           99.6
     Mortgage loans                                          311.0             103.2           (10.0) (14)          404.2
     Credit-tenant loans                                     309.7               -                -                 309.7
     Policy loans                                            301.2             227.5              -                 528.7
     Other invested assets                                   113.5              78.2              -                 191.7
     Short-term investments                                  146.7              79.1            (8.5) (17)          217.3
     Assets held in separate accounts                        271.6                -               -                 271.6
                                                         ---------            --------       ----------          --------

         Total investments                                14,036.8            3,904.2          (45.9)            17,895.1

   Accrued investment income                                 228.1               56.0             -                 284.1
   Cost of policies purchased                              1,209.5              300.9         (300.9) (18)        1,794.8
                                                                                               585.3  (18)
   Cost of policies produced                                 561.2              265.4         (265.4) (19)          561.2
   Reinsurance receivables                                    95.0              279.6             -                 374.6
   Income taxes                                               74.9                9.7          127.4  (20)          212.0
   Goodwill                                                  908.3               99.5          (99.5) (21)        1,508.0
                                                                                               599.7  (21)
   Property and equipment                                     89.0                 -              -                  89.0
   Securities segregated for future redemption
     of redeemable preferred stock of a
     Partnership II entity                                    40.7                 -              -                  40.7
   Other assets                                              182.8               59.4           (8.0) (22)          234.2
                                                         ---------            -------        -------            ---------

         Total assets                                    $17,426.3           $4,974.7         $592.7            $22,993.7
                                                        ==========           ========       =========          =========





                        (continued on the following page)







                     The accompanying notes are an integral
                       part of the pro forma consolidated
                              financial statements.


                                  CONSECO, INC.
                 PRO FORMA CONSOLIDATED BALANCE SHEET, continued
                                  June 30, 1996
                              (Dollars in millions)
                                   (unaudited)

                                                                                              Pro forma         Pro forma
                                                                                              adjustments        Conseco
                                                         Conseco             LPG              relating to      reflecting the
                                                        historical        historical          the Merger         Merger
                                                        ----------         ----------        ------------      ---------------

Liabilities:
   Insurance liabilities                                 $13,546.9          $4,243.7          $342.6  (23)      $18,133.2
   Income tax liabilities                                      -                 5.1            (5.1) (20)             -
   Investment borrowings                                     445.0              71.6              -                 516.6
   Other liabilities                                         344.1              63.8            50.0  (24)          457.9
   Liabilities related to separate accounts                  271.6                -               -                 271.6
   Notes payable of Conseco                                  670.0             238.9            10.6  (25)          888.7
                                                                                               (30.8) (15)
   Notes payable of Bankers Life Holding
     Corporation, not direct obligations of Conseco          297.9                -               -                 297.9
   Notes payable of Partnership II entities, not direct
     obligations of Conseco                                  281.6                -             (4.5)  (15)         277.1
                                                         ---------           -------        ---------            --------

         Total liabilities                                15,857.1           4,623.1           362.8             20,843.0
                                                         ---------           -------        --------            ---------


Minority interest                                            292.3                -             (6.5) (16)          285.8
                                                         ---------           --------       --------             --------


Shareholders' equity:
   Preferred stock                                           536.5                -               -                 536.5
   Common stock and additional paid-in capital               183.4             286.6          (286.6) (26)          771.8
                                                                                               588.4  (26)
   Unrealized appreciation (depreciation) of securities      (55.7)             (3.5)            (.4) (15)          (56.1)
                                                                                                 3.5  (26)
   Retained earnings                                         612.7              68.5           (68.5) (26)          612.7
                                                         ---------            -------        -------             --------

         Total shareholders' equity                        1,276.9             351.6           236.4              1,864.9
                                                         ---------          --------         -------             --------

         Total liabilities and shareholders' equity      $17,426.3          $4,974.7          $592.7            $22,993.7
                                                         =========          ========         =======            =========


















                     The accompanying notes are an integral
                       part of the pro forma consolidated
                              financial statements.


                         CONSECO, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

     PRO FORMA ADJUSTMENTS

     Allocation of Cost to Acquire LPG

     The acquisition of LPG will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire LPG will be allocated to the assets and liabilities acquired based on their fair values as of the date of the Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. In the Merger, each outstanding share of LPG common stock was converted into .5833 shares of Conseco common stock. A total of 16.3 million shares of Conseco common stock (or equivalent shares) with a value of $588.4 million were issued to complete the Merger.

The cost to acquire LPG is allocated as follows (dollars in millions):



Net assets acquired based on assumed date of the
     Merger (June 30, 1996) ............................................................    $357.6

Increase (decrease) in LPG's net asset value to reflect estimated fair value and asset reclassifications at the assumed date of the Merger:
        Actively managed fixed maturity securities......................................     676.2
        Held-to-maturity fixed maturity securities......................................    (661.2)
        Mortgage loans..................................................................     (10.0)
        Cost of policies purchased (historical).........................................    (300.9)
        Cost of policies purchased (related to the Merger)..............................     585.3
        Cost of policies produced.......................................................    (265.4)
        Goodwill (historical)...........................................................     (99.5)
        Goodwill (related to the Merger)................................................     587.2
        Insurance liabilities ..........................................................    (342.6)
        Notes payable...................................................................     (10.6)
        Other...........................................................................      88.8
                                                                                           --------

             Total estimated fair value adjustments.....................................     247.3
                                                                                           -------

Net assets acquired.....................................................................     604.9

Notes payable of LPG at acquisition.....................................................     249.5
                                                                                           -------

     Total cost to acquire LPG..........................................................    $854.4
                                                                                            ======

     Adjustments to the pro forma consolidated statement of operations to give effect to the Merger as of January 1, 1995, are summarized below:

     (1) Net investment income and net realized gains of LPG are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities and mortgage loans to their estimated fair value.

     (2) Net investment income is reduced for the lost interest income on cash used to pay expenses incurred to complete the Merger.

     (3) After the Merger, a subsidiary of Conseco will provide investment advisory services to LPG. Investment advisory fees incurred by LPG prior to the Merger are eliminated. LPG's pro forma net investment income is not reduced to reflect the advisory fees to be paid under agreements with the subsidiary of Conseco since, in accordance with generally accepted accounting principles, such intercompany fees are eliminated in consolidation and the subsidiary of Conseco will provide such services without incurring additional costs.

                         CONSECO, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

     (4) Net investment income and interest expense on notes payable are adjusted to reflect the following items which will be eliminated in consolidation after the Merger: (i) actively managed fixed maturity securities of Conseco include $6.3 million of LPG notes; and (ii) actively managed fixed maturity securities of LPG include $25.1 million of Conseco notes and $4.5 million of notes of a subsidiary of Conseco.

     (5) Interest expense on notes payable of LPG is adjusted as a result of restating notes payable of LPG to their estimated fair value and the anticipated repayment of LPG's bank debt, using additional borrowings from Conseco's credit facility (the "Conseco Credit Agreement").

     (6) At the assumed Merger date, certain contingent liabilities related to potential losses for tax examinations and a class action lawsuit existed. Expenses incurred in 1995 with respect to such contingencies are eliminated, since such amounts are considered in the accounting for the Merger.

     (7) Amortization of the cost of policies produced, the historical cost of policies purchased and deferred revenues for policies sold by LPG prior to January 1, 1995, are replaced with the amortization of the cost of policies purchased (amortized in relation to estimated profits on the policies purchased with interest equal to the contract rates primarily ranging from 4.0 percent to 7.0 percent).

     (8) LPG's historical amortization of goodwill is eliminated and replaced with the amortization of goodwill recognized in the Merger. Such amortization is recognized over a 40-year period on a straight-line basis.

     (9) Anticipated returns, including realized gains and losses, from the investment of policyholder balances are considered in determining the amortization of the cost of policies purchased. Amortization of the cost of policies purchased is adjusted to reflect amortization related to the pro forma net realized gains of LPG during 1995.

     (10) Acquisition and merger expenses are reduced to eliminate the merger costs incurred by LPG during the six months ended June 30, 1996, in connection with the Merger.

     (11) Reflects the tax adjustments for all applicable pro forma adjustments at the appropriate rate for the specific item.

     (12) Common shares outstanding are increased to reflect the shares issued in the Merger.

     Adjustments to the pro forma consolidated balance sheet to give effect to the Merger as of June 30, 1996, are summarized below:

     (13) After the Merger, all held-to-maturity fixed maturity securities are classified as actively managed fixed maturity securities consistent with the intention of the new management.

     (14) LPG's held-to-maturity fixed maturity securities and mortgage loans are restated to estimated fair value.

     (15) Actively managed fixed maturity securities of Conseco include $6.3 million of LPG notes which will be eliminated in consolidation after the Merger. Actively managed fixed maturity securities of LPG include $25.1 million of Conseco notes and $4.5 million of Partnership II notes, both of which will be eliminated in consolidation after the Merger. Unrealized appreciation (depreciation) is adjusted for the unrealized gains related to these investments.

     (16) Equity securities of LPG include $6.5 million of preferred stock of a subsidiary of Partnership II which will be eliminated after the Merger.

     (17)  Cash is reduced for expenses incurred to complete the Merger.

     (18) LPG's historical cost of policies purchased is eliminated and replaced with the cost of policies purchased recognized in the Merger. Cost of policies purchased reflects the estimated fair value of LPG's business in force and represents the portion of the cost to acquire LPG that is allocated to the value of the right to receive future cash flows from insurance contracts existing at June 30, 1996. Such value is the present value of the actuarially determined projected cash flows from the acquired policies.

                         CONSECO, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

           The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

           - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

           -    Cost of capital available to fund the acquisition.

           - The perceived likelihood of changes in insurance regulations and tax laws.

           -    Complexity of the acquired company.

           - Prices paid (i.e., discount rates used in determining valua-tions) on similar blocks of business sold recently.

           The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (such rates primarily ranging from 4.0 percent to 7.0 percent) for each of the years in the five-year period ending June 30, 2001, are as follows (dollars in millions):

                 Year ending                 Beginning          Gross           Accretion           Net             Ending
                  June 30,                    balance       amortization       of interest     amortization         balance
                 -----------                ----------      ------------       -----------    -------------       ----------

                    1997                      $585.3           $109.8             $32.4           $77.4             $507.9
                    1998                       507.9             98.0              28.7            69.3              438.6
                    1999                       438.6             83.0              24.7            58.3              380.3
                    2000                       380.3             71.9              21.5            50.4              329.9
                    2001                       329.9             61.9              18.4            43.5              286.4

     (19) LPG's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.

     (20) Reflects the tax adjustment for all applicable pro forma adjustments at the appropriate rate for the specific item. In addition, deferred tax liabilities of LPG are netted against the deferred tax assets of Conseco.

     (21) LPG's historical goodwill is eliminated and replaced with goodwill determined for the Merger. Such goodwill reflects the excess of the cost to acquire LPG over the net assets acquired.

     (22) Other assets of Conseco are reduced to eliminate common stock of LPG acquired by Conseco prior to the Merger.

     (23) Deferred revenues on certain life insurance and annuity policies of LPG are eliminated, since such amounts are reflected in the determination of the cost of policies purchased. Additional insurance liabilities are recognized to reflect future losses expected to occur on certain products. Such additional liabilities were reflected in the determination of the cost of policies purchased.

     (24)  A  liability  is  established  for  various  expenses   incurred  and
           liabilities assumed in conjunction with Merger, including: (i) liabilities assumed related to unfavorable contracts and leases; (ii) direct acquisition costs; (iii) involuntary termination costs; and
           (iv) relocation costs.

     (25)  Notes payable are adjusted to reflect their estimated fair value.

     (26) The prior shareholders' equity of LPG is eliminated in conjunction with the Merger. Other assets are reduced to eliminate Conseco's investment in LPG common stock purchased prior to the Merger. Common stock and additional paid-in capital is increased by the value of Conseco common stock issued in the Merger.

                         CONSECO, INC. AND SUBSIDIARIES




ITEM 7(c).     EXHIBITS.

               (c) Exhibits


                   2.5    Agreement and Plan of Merger dated March 11, 1996*





                   * Previously filed with Form 8-K dated March 11, 1996.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: August 16, 1996


                                  CONSECO, INC.



                                         By:     /s/ ROLLIN M. DICK
                                                 -----------------------------

                                                  Rollin M. Dick
                                                  Executive Vice President
                                                    and Chief Financial Officer